Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205774

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 7, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 21, 2015)

DISCOVERY COMMUNICATIONS, LLC

$                             % Senior Notes due

$                             % Senior Notes due

$                             % Senior Notes due

$                             % Senior Notes due

$                 Floating Rate Senior Notes due

Unconditionally Guaranteed by

DISCOVERY COMMUNICATIONS, INC.

We are offering $                     aggregate principal amount of     % Senior Notes due (the “            notes”), $             aggregate principal amount of     % Senior Notes due (the “        notes”), $             aggregate principal amount of     % Senior Notes due (the “            notes”), $             aggregate principal amount of     % Senior Notes due (the “         notes and, together with the             notes, the             notes and the             notes, the “senior fixed rate notes”) and $             aggregate principal amount of floating rate Senior Notes due (the “            notes” or the “senior floating rate notes” and, together with the senior fixed rate notes, the “senior notes”).

On July 30, 2017, Discovery and Scripps Networks Interactive, Inc. (“Scripps”) entered into an agreement and plan of merger (the “merger agreement”) under which, subject to the conditions set forth in the merger agreement, Discovery will acquire all the outstanding shares of Scripps in a stock and cash transaction. We intend to use the net proceeds from this offering of senior notes, together with the net proceeds of the additional debt financing (as defined herein) and the net proceeds of borrowings under the term loan facility (as defined herein), to fund the cash consideration payable in connection with the merger (as defined herein) and to pay related fees and expenses. The closing of this offering is not conditioned on the closing of the merger or the completion of the additional debt financing. The merger, if completed, will occur subsequent to the closing of this offering. See “Summary—The Merger” and “Use of Proceeds.” However, if the merger is not consummated on or prior to August 30, 2018, or if, prior to such date, the merger agreement relating to such acquisition is terminated, then, in either case, we will be required to redeem all of the senior fixed rate notes offered hereby at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to, but excluding, the redemption date. There will be no escrow account or security interest for the benefit of the holders of these notes. See “Description of Senior Notes—Special Mandatory Redemption.”

The             notes will bear interest at the rate of     % per year. The             notes will bear interest at the rate of     % per year. The             notes will bear interest at the rate of     % per year. The             notes will bear interest at the rate of     % per year. The senior floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus     %.

Interest on each series of senior fixed rate notes is payable on             and             of each year, beginning on             ,             . Interest on the senior floating rate notes is payable on             ,             ,             and             of each year, beginning on             .

The senior floating rate notes will mature on             ,             . The notes will mature on             ,             . The             notes will mature on             ,             . The             notes will mature on             ,             . The             notes will mature on             ,             .

We may redeem each series of senior fixed rate notes in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement. The senior floating rate notes will not be redeemable, in whole or in part, prior to their maturity date. If a Change of Control Triggering Event (as defined herein) occurs, we must offer to repurchase the senior notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The senior notes will be unsecured and will rank equally with all our other unsecured senior indebtedness. The senior notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Discovery Communications, Inc., our indirect parent company and by all of Discovery Communications, Inc.’s future domestic subsidiaries that guarantee our obligations under our revolving credit facility (as defined herein). Each guarantee will rank equally with all other unsecured senior indebtedness of Discovery Communications, Inc. and each such subsidiary guarantor.

The senior notes will be issued only in denominations of $2,000, and integral multiples of $1,000 in excess thereof.

Investing in the senior notes involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement and the risks discussed in the documents that we and Scripps file with the U.S. Securities and Exchange Commission and that are incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts and Commissions		Proceeds, Before Expenses(2)
Per note		%		%		%
Total	$		$		$

Per note		%		%		%
Total	$		$		$

Per note		%		%		%
Total	$		$		$

Per note		%		%		%
Total	$		$		$

Per floating rate note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from the date of original issuance.

The senior notes will not be listed on any securities exchange.

The underwriters expect to deliver the senior notes on or about             , 2017, through the book entry system of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

Joint Bookrunners

Goldman Sachs & Co. LLC (all notes)	Citigroup (all notes)	Credit Suisse (all notes)

BNP PARIBAS ( notes, notes)	Barclays ( notes, notes)	BofA Merrill Lynch ( notes, notes)	Mizuho Securities ( notes, notes)	RBC Capital Markets ( notes, notes)

                , 2017

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus that is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell debt securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the debt securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement, the terms “we,” “our,” “us,” “the Issuer” and “DCL” refer to Discovery Communications, LLC together with its subsidiaries (unless the context requires otherwise); the terms “Discovery” and “the Guarantor” refer to Discovery Communications, Inc., together with its subsidiaries (unless the context requires otherwise); the term “DCH” refers to Discovery Communications Holding, LLC; and the term “Scripps” refers to Scripps Networks Interactive, Inc. References to “Advance/Newhouse” refer to Advance/Newhouse Programming Partnership. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of the senior notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the senior notes. We are not making any representation to you regarding the legality of an investment in the senior notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Discovery files annual, quarterly and current reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by Discovery with the SEC are also available on its website at http://www.discoverycommunications.com. The website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document Discovery files at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows Discovery to incorporate by reference the information Discovery files with the SEC into this prospectus supplement and the accompanying prospectus, which means that Discovery can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that Discovery files later with the SEC will automatically update and supersede the previously filed information.

S-i

Discovery incorporates by reference in this prospectus supplement and the accompanying prospectus the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until the completion of the offering of the senior notes:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 14, 2017 (the “2016 Discovery Annual Report”);

•	The information included in the Proxy Statement for the 2017 Annual Meeting of Stockholders, filed on April 5, 2017, to the extent incorporated by reference into Part III of the 2016 Discovery Annual Report, filed on February 17, 2017;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017, filed on May 9, 2017 and for the fiscal quarter ended June 30, 2017, filed on August 4, 2017; and

•	Current Reports on Form 8-K filed on January 23, 2017, February 28, 2017, March 2, 2017, March 13, 2017, March 14, 2017, March 15, 2017; May 17, 2017, May 18, 2017, May 23, 2017, July 31, 2017, July 31, 2017, August 7, 2017, August 14, 2017 and September 7, 2017.

The financial statements included in the 2016 Discovery Annual Report and other SEC filings, which are incorporated into this prospectus supplement and the accompanying prospectus, have been prepared on a consolidated basis and include certain financial information related to the Issuer. DCL does not produce its own separately audited standalone or consolidated financial statements (see Note 23 (Condensed Consolidating Financial Information) to the Guarantor’s consolidated financial statements incorporated in this prospectus by reference to the 2016 Annual Report).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Scripps Networks Interactive, Inc. (“Scripps”):

•	Scripps’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017 (the “2016 Scripps Annual Report”); and

•	Scripps’ Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 5, 2017 and for the fiscal quarter ended June 30, 2017, filed with the SEC on August 4, 2017.

You may request a copy of these filings, at no cost, by writing or telephoning Discovery at the following address and telephone number:

Discovery Communications, Inc.

One Discovery Place

Silver Spring, Maryland 20910

(240) 662-2000

Attn: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document. Any statement contained in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference in this prospectus supplement will automatically update and, where applicable, supersede any earlier information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-ii

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein or therein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Discovery’s business, marketing and operating strategies, integration of acquired businesses, new service offerings, financial prospects, and anticipated sources and uses of capital. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be accomplished. The following is a list of some, but not all, of the factors that could cause actual results or events to differ materially from those anticipated:

•	continued consolidation of distribution customers and production studios;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that Discovery may not obtain the requisite approval of its stockholders and that Scripps may not obtain the requisite approval of its stockholders, in each case as is necessary for completion of the merger;

•	the risk that the necessary regulatory approvals relating to the merger may not be obtained or may be obtained subject to conditions that are not anticipated or that may be burdensome;

•	risks that any of the closing conditions to the merger may not be satisfied in a timely manner;

•	risks related to disruption of management time from ongoing business operations due to the merger;

•	failure to realize the benefits expected from the merger;

•	the timing to complete the merger;

•	risks related to any legal proceedings that may be instituted against Discovery, Scripps and/or others relating to the merger;

•	the effect of the announcement of the merger on Discovery’s and Scripps’ operating results and businesses generally;

•	changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on television advertising revenue;

•	a failure to secure affiliate agreements or renewal of such agreements on less favorable terms;

•	rapid technological changes;

•	the inability of advertisers or affiliates to remit payment to Discovery or Scripps in a timely manner or at all;

•	general economic and business conditions;

•	industry trends, including the timing of, and spending on, feature film, television and television commercial production;

•	spending on domestic and foreign television advertising;

•	disagreements with Discovery’s or Scripps’ distributors or other business partners over contract interpretation;

S-iii

•	fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets, from events including Brexit;

•	market demand for foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which Discovery and Scripps, and the entities in which they have interests, operate;

•	uncertainties inherent in the development of new business lines and business strategies;

•	uncertainties regarding the financial performance of Discovery’s and Scripps’ equity method investees;

•	integration of acquired businesses;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	future financial performance, including availability, terms, and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software, and services;

•	our ability to achieve the efficiencies, savings and other benefits anticipated from our cost-reduction initiative;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	the possibility or duration of an industry-wide strike or other job action affecting a major entertainment industry union;

•	changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and adverse outcomes from regulatory proceedings;

•	changes in income taxes due to regulatory changes or changes in Discovery’s and Scripps’ corporate structure; changes in the nature of key strategic relationships with partners, distributors and equity method investee partners;

•	competitor responses to Discovery’s and Scripps’ products and services and the products and services of the entities in which Discovery and Scripps have interests;

•	threatened terrorist attacks and military action;

•	reduced access to capital markets or significant increases in costs to borrow; and

•	a reduction of advertising revenue associated with unexpected reductions in the number of subscribers.

For additional risk factors, refer to Item 1A, “Risk Factors” in the 2016 Discovery Annual Report and the 2016 Scripps Annual Report, as well as “Risk Factors” beginning on page S-18. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus supplement and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

S-iv

SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement. It may not contain all of the information that you should consider before investing in the senior notes. For a more complete discussion of the information you should consider before investing in the senior notes, you should carefully read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein.

Discovery Communications, Inc.

Business Overview

Discovery is a global media company that provides content across multiple distribution platforms, including linear platforms, such as pay-TV, free-to-air and broadcast television, and various digital distribution platforms around the world. Discovery also enters into content licensing agreements. As one of the world’s largest pay-TV programmers, Discovery provides original and purchased content and live events to more than 2.8 billion cumulative viewers worldwide through networks that it wholly or partially owns. Discovery distributes customized content in the U.S. and over 220 other countries and territories in over 40 languages. Discovery’s global portfolio of networks includes prominent nonfiction television brands such as Discovery Channel, Discovery’s most widely distributed global brand, TLC, Animal Planet, Investigation Discovery, Science and Velocity (known as Turbo outside of the U.S.). In addition to nonfiction brands, Discovery’s portfolio includes Eurosport, which Discovery acquired in 2014, and is a leading sports entertainment provider across Europe, as well as Discovery Kids, a leading children’s entertainment brand in Latin America. Discovery also operates a portfolio of websites, digital direct-to-consumer products, production studios and curriculum-based education products and services.

Discovery’s objective is to create and sustain content niches through branded channels and businesses with strong consumer appeal to build viewership and engagement. Discovery’s strategy is to maximize the long-term distribution, ratings and profit potential of each of its branded networks. In addition to growing distribution and advertising revenues for our networks, Discovery has expanded its portfolio by investing in new genres, namely sports with Eurosport and children’s content with Discovery Kids, and in content distribution across platforms such as brand-aligned websites, web-native networks, on-line streaming, mobile devices, video on demand and TV Everywhere products including its GO portfolio of applications in the U.S. and Discovery Kids Play (known as Discovery K!ds Play!) in Latin America, which provide promotional platforms for Discovery’s television content and serve as additional outlets for advertising and distribution revenue. Audience ratings are a key driver in generating advertising revenue and creating demand on the part of cable television operators, direct-to-home satellite operators, telecommunication service providers, and other content distributors who deliver Discovery’s content to their customers.

Company History

Discovery became a public company on September 17, 2008 in connection with Discovery Holding Company (“DHC”) and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective ownership interests in DCH and exchanging those interests for interests in Discovery (the “Discovery Formation”). As a result of the Discovery Formation, Discovery became the successor reporting entity to DHC under the Exchange Act.

Discovery has three series of common stock, Series A, Series B and Series C, which trade on The NASDAQ Global Select Market under the symbols DISCA, DISCB and DISCK, respectively.

DCL, DCH and Discovery’s principal executive offices are located at One Discovery Place, Silver Spring, Maryland 20910, and the telephone number is (240) 662-2000.

Discovery Communications, LLC

DCL is an indirect, wholly owned subsidiary of Discovery. Substantially all of the operations of Discovery are conducted through DCL. DCL was converted into a Delaware limited liability company on May 14, 2007.

Organizational Structure

The following diagram illustrates our organizational structure on a pro forma basis after giving effect to this offering, borrowings under the term loan facility, the additional debt financing (as defined herein) and the merger, as of June 30, 2017. The diagram is in general terms and does not include intermediate subsidiaries.

*	Advance/Newhouse and its affiliates have an approximately 31% beneficial ownership interest in Discovery through their ownership of Discovery Series A-1 preferred stock, which votes with Discovery’s Series A common stock on an as-converted basis, except for the election of common stock directors, as to which Advance/Newhouse has the right to elect three of the directors of Discovery.
**	As of June 30, 2017, Scripps had $2.5 billion in aggregate principal amount of senior debt securities outstanding. We currently expect the existing Scripps notes to remain outstanding following completion of the merger and to be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by DCL.

Advance/Newhouse and its affiliates have an approximately 31% beneficial ownership interest in Discovery through their ownership of Discovery Series A-1 preferred stock, which votes with Discovery’s Series A common stock on an as-converted basis, except for the election of common stock directors, as to which Advance/Newhouse has the right to elect three of the directors of Discovery.

The Merger

On July 30, 2017, Discovery and Scripps, entered into an Agreement and Plan of Merger, dated as of July 30, 2017 (the “merger agreement”), under which, subject to the conditions set forth in the merger agreement, Discovery will acquire all outstanding shares of Scripps common stock in a stock and cash transaction and Scripps will become a wholly-owned subsidiary of Discovery (the “merger”). We believe the proposed merger will create a complementary and dynamic suite of brands. The combined company will produce approximately 8,000 hours of original programming annually, be home to approximately 300,000 hours of library content, and will generate a combined 7 billion short-form video streams monthly, demonstrating its commitment to delivering content as a top short-form provider.

Scripps Networks Interactive, Inc.

Scripps is a leading developer of engaging lifestyle content in the home, food and travel categories for television, the internet and emerging platforms. Scripps’ U.S. lifestyle portfolio comprises popular television and internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country.

The international operations of Scripps include TVN, Poland’s premier multi-platform company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. Scripps’ global networks and websites reach millions of consumers across North and South America, Asia, Europe, Australia, the Middle East and Africa.

Scripps is focused on strengthening its networks and expanding its reach, including in both the digital arena and international market. As part of its effort to expand in the digital arena, Scripps launched Scripps Lifestyle Studios in the fourth quarter of 2015.

Scripps was incorporated as an Ohio corporation on October 23, 2007, and Scripps and its predecessors have been in the cable programming business for over 23 years in various legal forms. The principal trading market for Scripps Class A shares (NASDAQ: SNI) is the NASDAQ. Following the completion of the merger, Scripps Class A shares will be delisted from the NASDAQ.

Scripps is headquartered in Knoxville, Tennessee. Scripps’ principal executive offices are located at 9721 Sherrill Blvd., Knoxville, TN 37919; its telephone number is (865) 694-2700; and its website is www.scrippsnetworksinteractive.com.

Financing of the Merger

In order to finance the merger, Discovery and DCL are offering the senior notes and have entered into the commitment letter and a term loan facility (each as defined below). DCL also intends to incur additional indebtedness through the additional debt financing (as defined below). We estimate that the total amount of funds required to consummate the merger and the other transactions contemplated by the merger will be approximately $8.8 billion and DCL intends to use the net proceeds of this offering, together with the net proceeds of the additional debt financing and the net proceeds of borrowings under the term loan facility, to fund the cash consideration payable in connection with the merger and to pay related fees and expenses.

Bridge Facility Commitment

Discovery and DCL entered into a commitment letter (the “commitment letter”) with Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (collectively, “Goldman Sachs”), pursuant to which Goldman Sachs and various other lenders are committed to provide up to $6.8 billion under a 364-day senior unsecured bridge facility, which we refer to as the “bridge facility”, to finance the merger and pay fees and expenses in connection therewith. The initial committed amount of the bridge facility was $9.6 billion, which amount was reduced to $6.8 billion prior to the date hereof upon execution of the $2.0 billion term loan facility referred to below and the amendment to DCL’s revolving credit facility.

Term Loan Facility

On August 11, 2017, Discovery and DCL entered into a term loan facility with Goldman Sachs Bank USA, as administrative agent and the other lenders party thereto (the “term loan facility”). The term loan facility provides for total term loan commitments of $1.0 billion in a 3-year tranche and $1.0 billion in a 5-year tranche, for an aggregate principal amount of $2.0 billion. The obligations of DCL under the term loan facility are unsecured and are guaranteed by Discovery and, following the closing of the merger, are currently expected to be guaranteed by Scripps. The proceeds of borrowings under the term loan facility will be used to finance the merger and pay fees and expenses in connection therewith.

Additional Debt Financing

Following this offering of senior notes, DCL intends to incur up to $                 million of additional indebtedness through, among other means, separate offerings of debt securities (such offering or offerings, the “additional debt financing”). Debt securities offered by the additional debt financing may be issued in one or more tranches with different interest rates and maturity dates and may be denominated in currencies other than the U.S. dollar.

Existing Scripps Notes

As of June 30, 2017, Scripps had approximately $2.5 billion in aggregate principal amount of senior debt securities outstanding (the “existing Scripps notes”). Following the completion of the merger, we currently expect the existing Scripps notes to remain outstanding and to be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by DCL.

The Offering

The following is a brief summary of certain terms of this Offering. For a more complete description of the terms of the senior notes, see “Description of Senior Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Discovery Communications, LLC.

Guarantor	Discovery Communications, Inc.

Securities Offered	$ in aggregate principal amount of % Senior Notes due .

$ in aggregate principal amount of % Senior Notes due .

$ in aggregate principal amount of % Senior Notes due .

$ in aggregate principal amount of % Senior Notes due .

The foregoing notes, collectively, the “senior fixed rate notes”.

$ in aggregate principal amount of floating rate Senior Notes due (the “senior floating rate notes”).

Stated Maturity Date	, for the notes.

, for the notes.

, for the notes.

, for the notes.

, for the senior floating rate notes.

Interest Rates	notes: The notes will bear interest at the rate of % per annum.

notes: The notes will bear interest at the rate of % per annum.

notes: The notes will bear interest at the rate of % per annum.

notes: The notes will bear interest at the rate of % per annum.

Senior floating rate notes: The senior floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus %.

The interest rate for the senior floating rate notes for the initial interest period will be the three-month LIBOR plus %, determined on , 2017. Thereafter, the interest rate for the senior floating rate notes will reset on , , and of each year, beginning on .

Interest on the senior notes will accrue from , 2017.

Interest Payment Dates	Interest on the senior fixed rate notes will be paid semi-annually on and of each year to the holders of record on and , respectively. The first interest payment on the senior fixed rate notes will be made on to holders of record on , 2018.

Interest on the senior floating rate notes will be paid on , , and of each year to the holders of record on , , and , respectively. The first interest payment on the senior floating rate notes will be made on to holders of record on , 2017.

Ranking of the Senior Notes	The senior notes will be DCL’s unsecured senior obligations and will rank equally in right of payment with DCL’s existing and future unsecured and unsubordinated indebtedness. The senior notes will be effectively subordinated to DCL’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of DCL’s subsidiaries to the extent such subsidiaries do not guarantee the senior notes. The senior notes will be senior in right of payment to all future subordinated indebtedness of DCL.

As of June 30, 2017, on a pro forma basis after giving effect to the offering of the senior notes, the additional debt financing and the merger (including the incurrence of $2 billion of indebtedness under the term loan facility):

•	DCL would have had approximately $ billion in aggregate principal amount of indebtedness outstanding, including the senior notes and the indebtedness incurred in the additional debt financing, all of which would have ranked equally in right of payment;

•	DCL would have had no secured indebtedness outstanding; and

•	DCL’s subsidiaries would have had approximately $558 million in aggregate principal amount of indebtedness outstanding, all of which would have been effectively senior to the senior notes.

Following the completion of the merger, we currently expect the existing Scripps notes to remain outstanding and to be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by DCL. Furthermore, following the completion of the merger, we currently expect that Scripps will fully and unconditionally guarantee on an unsecured and unsubordinated basis the senior notes offered hereby. See “Risk Factors—Risks Related to the Notes—DCL conducts a substantial amount of its operations, and Discovery conducts all of its operations, through subsidiaries. DCL and Discovery may be limited in their ability to access funds from their subsidiaries to service their debt, including the senior notes. In addition, the senior notes will not be guaranteed by the subsidiaries of DCL or, except in certain circumstances, the subsidiaries of Discovery.” As a result, we currently expect the existing Scripps notes to effectively rank equally in right of payment with all of DCL’s existing and future unsubordinated indebtedness, including the senior notes.

Guarantee	All payments on the senior notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor. See “Description of Senior Notes—Guarantee—Guarantee by the Guarantor.”

The guarantee of the senior notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Guarantor. The guarantee will be effectively subordinated to the Guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of the Guarantor’s subsidiaries to the extent such subsidiaries do not guarantee the senior notes.

As of June 30, 2017, on a pro forma basis after giving effect to the offering of the senior notes, the additional debt financing and the merger (including the incurrence of $2 billion of indebtedness under the term loan facility):

•	the Guarantor’s outstanding indebtedness would have consisted of its guarantees of $2 billion aggregate principal amount of DCL’s obligations under the term loan facility, $ billion aggregate principal amount of DCL’s senior debt securities, including the senior notes and the indebtedness incurred in the additional debt financing, $73 million of DCL’s outstanding commercial paper, $700 million of borrowings under DCL’s revolving credit facility, and $172 million of capital leases; and

•	the Guarantor’s subsidiaries, other than DCL and Scripps, would have had approximately $558 million in aggregate principal amount of indebtedness outstanding, all of which would have been effectively senior to the guarantor’s guarantee of the senior notes.

As of June 30, 2017, Scripps had $2.5 billion in aggregate principal amount of senior debt securities outstanding. We currently expect the existing Scripps notes to remain outstanding following the completion of the merger and to be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by DCL.

Future Subsidiary Guarantors	All payments on the senior notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by all of the Guarantor’s future domestic subsidiaries that guarantee DCL’s obligations under our revolving credit facility. Each such guarantee of the senior notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of each such subsidiary guarantor. Each such guarantee will be effectively subordinated to each such subsidiary guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt.

Following the completion of the merger, Scripps will be required to fully and unconditionally guarantee our revolving credit facility if:

•	Scripps and its subsidiaries are subsidiaries of Discovery, but not subsidiaries of DCL; or

•	the existing Scripps notes remain the obligations of Scripps.

We currently expect Scripps to guarantee our revolving credit facility following the completion of the merger. See “Risk Factors—Risks Related to the Notes—DCL conducts a substantial amount of its operations, and Discovery conducts all of its operations, through subsidiaries. DCL and Discovery may be limited in their ability to access funds from their subsidiaries to service their debt, including the senior notes. In addition, the senior notes will not be guaranteed by the subsidiaries of DCL or, except in certain circumstances, the subsidiaries of Discovery.”

Special Mandatory Redemption	If the merger is not consummated on or prior to August 30, 2018, or if, prior to such date, the merger agreement is terminated, then, in either case, we will redeem all outstanding senior fixed rate notes offered hereby at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to, but excluding, the special mandatory redemption date. See “Description of Senior Notes—Special Mandatory Redemption.”

Optional Redemption	notes: Prior to , , DCL may redeem the notes in whole or in part at any time at the redemption prices described under “Description of Senior Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after , , DCL may redeem the notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

notes: Prior to , , DCL may redeem the notes in whole or in part at any time at the redemption prices

described under “Description of Senior Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after             ,             , DCL may redeem the notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

notes: Prior to , , DCL may redeem the notes in whole or in part at any time at the redemption prices described under “Description of Senior Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after , , DCL may redeem the notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

notes: Prior to , , DCL may redeem the notes in whole or in part at any time at the redemption prices described under “Description of Senior Notes—Optional Redemption,” plus any accrued and unpaid interest. On and after , , DCL may redeem the notes in whole or in part at any time prior to their maturity at a redemption price equal to 100% of the principal amount, plus any accrued and unpaid interest.

We will not have the option to redeem the senior floating rate notes, in whole or in part, prior to their maturity date.

Change of Control Offer to Repurchase	If a Change of Control Triggering Event (as defined herein) occurs, DCL must offer to repurchase the senior notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest, as described under “Description of Senior Notes—Change of Control Offer to Repurchase.”

Sinking Fund	None.

Covenants	DCL will issue each series of the senior notes as a separate series of debt securities. Each series of senior fixed rate notes will be issued under the senior indenture, dated as of August 19, 2009 (the “senior indenture”), among DCL, the Guarantor and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture to be entered into concurrently with the delivery of the senior notes (the “eleventh supplemental indenture”) and the senior floating rate notes will be issued under the senior indenture, as supplemented by a supplemental indenture to be entered into concurrently with delivery of senior floating rate notes (the “twelfth supplemental indenture”). The senior indenture, together with the eleventh supplemental indenture with respect to the senior fixed rate notes or together with the twelfth supplemental indenture with respect to the senior floating rate notes, as applicable and as the context requires, the “indenture”. The indenture restricts, among other things:

•	DCL’s ability to incur certain liens securing debt;

•	DCL’s ability to enter into sale and leaseback transactions; and

•	the ability of DCL and Discovery to sell all or substantially all of their respective assets or merge or consolidate with or into other companies.

Form and Denomination	The senior notes of each series will be issued in the form of one or more fully-registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except in the limited circumstances described under “Description of Senior Notes—Book-Entry, Delivery and Form,” senior notes will not be issued in certificated form or exchanged for interests in global securities.

Use of Proceeds	DCL intends to use the net proceeds of this offering, together with the net proceeds of the additional debt financing and the net proceeds of borrowings under the term loan facility, to fund the cash consideration payable in connection with the merger and to pay related fees and expenses. If the merger is not completed, we intend to use the net proceeds from the offering of the senior floating rate notes for general corporate purposes, which may include repayment of a portion of the senior fixed rate notes if we are required to redeem the senior fixed rate notes. See “Use of Proceeds”.

Ratio of Earnings to Fixed Charges	See “Ratio of Earnings to Fixed Charges.”

Trustee	U.S. Bank National Association.

Material U.S. Federal Tax Considerations	You should consult your own tax advisors concerning the U.S. federal income tax considerations of purchasing, owning and disposing of the senior notes in light of your own specific situation, as well as considerations arising under the laws of any other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”

Governing Law	The indenture and the senior notes will be governed by the laws of the State of New York.

Further Issues	DCL may from time to time, without notice to or consent of the registered holders of the senior notes, create and issue additional senior notes, which may include senior notes of the same series as any series offered hereby, ranking equally and ratably with the senior notes of such series offered hereby in all respects, provided that if such additional senior notes are not fungible with the original senior notes of such series for U.S. federal income tax purposes, such additional senior notes will have separate CUSIP numbers.

Risk Factors	An investment in the senior notes involves risk. Before investing in the senior notes, you should carefully consider the risks described in “Risk Factors”, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors set forth in “Risk Factors” in the 2016 Discovery Annual Report and the 2016 Scripps Annual Report before making an investment decision.

Summary Consolidated Historical Financial Information of Discovery

The following table sets forth Discovery’s summary consolidated historical financial data as of the dates and for the periods indicated. The summary consolidated historical financial data as of June 30, 2017 and for the six months ended June 30, 2017 and June 30, 2016 have been derived from Discovery’s unaudited condensed consolidated financial statements and related notes which are incorporated herein by reference. The data as of June 30, 2017 and for the six months ended June 30, 2017 and June 30, 2016, in the opinion of Discovery’s management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The summary consolidated historical financial data as of December 31, 2016 and December 31, 2015 and for each of the years ended December 31, 2016, December 31, 2015 and December 31, 2014 have been derived from Discovery’s audited consolidated financial statements and related notes which are incorporated herein by reference. The selected consolidated historical financial data are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Discovery’s audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes thereto included in the 2016 Discovery Annual Report and Discovery’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, respectively, each of which is incorporated herein by reference. See “Where You Can Find More Information”. Discovery’s consolidated historical financial data may not be indicative of the future performance of Discovery. See the sections entitled “Forward Looking Statements” and “Risk Factors”.

(dollars in millions, except per share amounts)	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2017	2016	2016	2015	2014
Selected Statement of Operations Information:
Revenues	$3,358	$3,269	$6,497	$6,394	$6,265
Operating income	1,117	1,075	2,058	1,985	2,061
Income from continuing operations, net of taxes	601	684	1,218	1,048	1,137
Loss from discontinued operations, net of taxes	—	—	—	—	—
Net income	601	684	1,218	1,048	1,137
Net income available to Discovery Communications, Inc.	589	671	1,194	1,034	1,139
Basic earnings per share available to Discovery Communications, Inc. Series A, B and C common stockholders:*
Net income	1.02	1.08	1.97	1.59	1.67
Diluted earnings per share available to Discovery Communications, Inc. Series A, B and C common stockholders:*
Net income	1.01	1.08	1.96	1.58	1.66
Weighted average shares outstanding:
Basic	387	409	401	432	454
Diluted	583	623	610	656	687
Selected Balance Sheet Information:
Cash and cash equivalents	$206	$185	$300	$390	$367
Total assets	16,149	15,690	15,758	15,864	15,970
Long-term debt:
Current portion	105	130	82	119	1,107
Long-term portion	8,158	7,809	7,841	7,616	6,002
Total liabilities	10,386	10,104	10,348	10,172	9,619
Redeemable noncontrolling interests	237	241	243	241	747
Equity attributable to Discovery Communications, Inc.	5,526	5,345	5,167	5,451	5,602
Total equity	$5,526	$5,345	$5,167	$5,451	$5,604

•	Income per share amounts may not sum since each is calculated independently.

•	On September 30, 2016, Discovery recorded an other-than-temporary impairment of $62 million related to its investment in Lionsgate. On December 2, 2016, Discovery acquired a 39% minority interest in Group Nine Media, a newly formed media holding company, in exchange for contributions of $100 million and Discovery’s digital network businesses Seeker and SourceFed, resulting in a gain of $50 million upon deconsolidation of the businesses.

•	On May 30, 2014, Discovery acquired a controlling interest in Eurosport International by increasing Discovery’s ownership stake from 20% to 51%. As a result, as of that date, the accounting for Eurosport was changed from an equity method investment to a consolidated subsidiary. On March 31, 2015 Discovery acquired a controlling interest in Eurosport France increasing Discovery’s ownership stake by 31% upon the resolution of certain regulatory matters and began accounting for Eurosport France as a consolidated subsidiary. On October 1, 2015, Discovery acquired the remaining 49% of Eurosport for €491 million ($548 million) upon TF1’s exercise of its right to put.

•	On April 9, 2013, Discovery acquired the television and radio operations of SBS Nordic. The acquisition has been included in our operating results since the acquisition date. The radio operations of SBS Nordic were subsequently sold on June 30, 2015.

•	Balance sheet amounts for prior years have been adjusted to reclassify debt issuance costs from other noncurrent assets to noncurrent portion of debt in accordance with ASU 2015-03. Amounts reclassified were $44 million for 2014.

•	On September 23, 2014, Discovery acquired an additional 10% ownership interest in Discovery Family. The purchase increased our ownership interest from 50% to 60%. As a result, the accounting for Discovery Family was changed from an equity method investment to a consolidated subsidiary.

*	As a result of the August 7, 2017, Preferred Share Exchange Agreement with Advance/Newhouse, in which Discovery issued newly designated shares of Series A-1 Convertible Participating Stock of Discovery (“Series A-1 Preferred Stock”) and newly designated shares of Series C-1 Convertible Participating Stock of Discovery (“Series C-1 Preferred Stock”) in exchange for all outstanding shares of Discovery’s Series A Convertible Participating Preferred Stock and Discovery’s Series C Convertible Participating Preferred Stock, historical basic and diluted earnings per share available to Series C-1 preferred stockholders (previously Series C preferred stockholders) has changed. Discovery’s Series A, B and C common stock and Series C-1 preferred stock are treated as one class for the purposes of applying the two-class method for the calculation of earnings per share. Prior to the Exchange Agreement, Series C convertible preferred stock was convertible into Series C Common stock at a conversion rate of 2.0. Following the exchange, the Series C-1 Preferred Stock may be converted into Series C Common Stock at the initial conversion rate of 19.3648. As such, Discovery has retrospectively restated basic and diluted earnings per share information and related computational data below for the periods presented in the table above. Discovery historically discloses this information in the earnings per share footnote in its quarterly reports on Form 10-Q and annual reports on Form 10-K.

Summary Consolidated Historical Financial Information of Scripps

The following table sets forth Scripps’ summary consolidated historical financial data. The summary consolidated historical financial data of Scripps for each of the years ended December 31, 2016, December 31, 2015 and December 31, 2014, and as of December 31, 2016, 2015 and 2014 are derived from, qualified by and should be read in conjunction with Scripps’ audited consolidated financial statements and related notes contained in the 2016 Scripps Annual Report which is incorporated by reference herein. The summary financial data of Scripps for the six months ended June 30, 2017 and June 30, 2016 are derived from, qualified by and should be read in conjunction with Scripps’ unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the second quarter of 2017, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference.

The unaudited financial data presented has been prepared on a basis consistent with Scripps audited consolidated financial statements. In the opinion of Scripps management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Scripps’ consolidated historical financial data may not be indicative of the future performance of Scripps. See the sections entitled “Forward-Looking Statements” and “Risk Factors”.

	Six months ended June 30,		Year ended December 31,
(in thousands, except per share data and cash dividends)	2017	2016	2016	2015(3)	2014
Statement of Operations Data
Operating revenues(1)(2):
U.S. Networks	$1,515,932	$1,454,516	$2,871,424	$2,716,663	$2,588,357
International Networks	278,787	268,382	557,052	327,891	90,180
Corporate and Other	(14,553)	(13,249)	(27,041)	(26,327)	(13,081)

Total operating revenues	$1,780,166	$1,709,649	$3,401,435	$3,018,227	$2,665,456

Operating income	$703,634	$662,927	$1,148,595	$1,103,932	$992,309

Net income attributable to SNI common shareholders(4)	$433,975	$475,505	$673,595	$606,828	$545,275

Per Share Data
Net income attributable to SNI common shareholders per share of common stock
Basic	$3.34	$3.67	$5.20	$4.68	$3.86
Diluted	$3.32	$3.66	$5.18	$4.66	$3.83
Weighted average shares outstanding
Basic	130,079	129,424	129,529	129,665	141,297
Diluted	130,790	129,971	130,104	130,255	142,193
Balance Sheet Data
Total assets	$6,516,569	$6,512,715	$6,200,294	$6,672,314	$4,657,481
Total debt(5)(6)(7)(8)(9)	$2,979,729	$3,626,938	$3,202,386	$4,010,272	$2,369,254
Total liabilities	$3,721,796	$4,344,687	$3,971,866	$4,736,138	$2,886,794
SNI shareholders’ equity	$2,514,224	$1,884,554	$1,899,769	$1,523,931	$1,382,447
Non-controlling interest	$280,549	$283,474	$328,659	$313,245	$302,140
Total equity	$2,794,773	$2,168,028	$2,228,428	$1,837,176	$1,684,587

(1)	Operating revenues and segment profit (loss) represent the measures used to evaluate the operating performance of Scripps business segments in accordance with financial accounting standards for disclosures about segments of an enterprise and related information. See “Business Segment Results” in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	As a result of the acquisition of N-Vision B.V., a Dutch Limited Liability Company (“N-Vision”) (see Note 4—Acquisitions), Scripps international operating segment became significant. Therefore, Scripps has two reportable segments: U.S. Networks and International Networks. As a result of the above-mentioned changes, certain prior period segment results have been recast to reflect the current presentation.
(3)	2015 includes activity related to the TVN Transactions.
(4)	Scripps’ income tax provision in 2012 reflects a $213.0 million income tax benefit as a result of the reversal of valuation allowances on deferred tax assets related to capital loss carry-forwards. Previously, Scripps had estimated that it would be unable to use any of the capital loss carry-forwards generated from the sale of Scripps’ Shopzilla and uSwitch businesses. As a consequence of a restructuring that was completed to achieve a more efficient tax structure, Scripps recognized a $574.0 million capital gain that utilized substantially all of its capital loss carry-forwards. This income tax benefit was partially offset by $23.1 million of state income tax expenses recognized on the capital gain that utilized these capital loss carry-forwards.
(5)	In December 2009, Scripps acquired a 65.0 percent controlling interest in Travel Channel. In connection with this acquisition, Scripps completed a private placement of $885.0 million aggregate principal amount of 3.55% Senior Notes (the “2015 Notes”) that matured and were repaid in 2015.
(6)	In 2011, Scripps completed the sale of $500.0 million aggregate principal amount of 2.70% Senior Notes due 2016 (the “2016 Notes”). The 2016 Notes matured and were repaid in 2016.
(7)	In November 2014, Scripps completed the sale of $500.0 million aggregate principal amount of 2.75% Senior Notes due 2019 (the “2019 Notes”) and $500.0 million aggregate principal amount of 3.90% Senior Notes due 2024 (the “2024 Notes”).
(8)	In May 2015, Scripps amended Scripps’ revolving credit facility (“Amended Revolving Credit Facility”) to permit borrowings up to an aggregate principal amount of $900.0 million, which may be increased to $1,150 million at Scripps’ option. In June 2015, Scripps completed the sale of $600.0 million aggregate principal amount of 2.80% Senior Notes due 2020 (the “2020 Notes”), $400.0 million aggregate principal amount of 3.50% Senior Notes due 2022 (the “2022 Notes”) and $500.0 million aggregate principal amount of 3.95% Senior Notes due 2025 (the “2025 Notes”). Also during June 2015, Scripps entered into a $250.0 million senior unsecured loan (“Term Loan”) that matures in June 2017.

•	On September 15, 2015, TVN executed a partial pre-payment of the 2020 TVN Notes totaling €45.1 million, comprised of principal of €43.0 million, accrued interest of €0.8 million and premium of €1.3 million.

•	On November 16, 2015, TVN Finance Corporation III AB (“TVN Finance Corp.”), an indirect wholly-owned subsidiary of Scripps, executed a second partial pre-payment of the 2020 TVN Notes totaling €45.6 million, comprised of principal of €43.0 million, accrued interest of €1.3 million and premium of €1.3 million. At December 31, 2015, €344.0 million was outstanding on the 2020 TVN Notes.

•	On November 16, 2015, TVN Finance Corp. executed a full early redemption of 7.88% Senior Notes due 2018 (the “2018 TVN Notes”) totaling €118.9 million, comprised of principal of €116.6 million, accrued interest of a nominal amount and premium of €2.3 million. An additional €4.6 million was paid simultaneously in fulfillment of the November 15 coupon payment due.

•	On September 20, 2016, TVN Finance Corp. executed a third partial pre-payment of the 2020 TVN Notes totaling €45.1 million, comprised of principal of €43.0 million, accrued interest of €0.8 million and premium of €1.3 million.

•	On December 15, 2016, TVN Finance Corp. executed a full early redemption for the balance of the 2020 TVN Notes outstanding totaling €323.2 million, comprised of principal of €301.0 million, accrued interest of €11.1 million and premium of €11.1 million.

(9)	In connection with the adoption of the FASB guidance on Imputation of Interest, Scripps reclassified $10.2 million from other non-current assets to debt (less current portion) in 2014 and an immaterial amount from other non-current assets to current portion of debt in 2014.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information have been prepared using Discovery’s and Scripps’ historical financial information and present (i) the pro forma effects that are (a) directly attributable to the merger, (b) factually supportable, and (c) with respect to the statements of operations, expected to have a continuing impact on the combined results, and (ii) the pro forma effects reflecting certain assumptions and adjustments described in the notes to the “Unaudited Pro Forma Condensed Combined Financial Information” in Discovery’s Current Report on Form 8-K filed on September 7, 2017, which is incorporated in this prospectus supplement by reference. The summary unaudited pro forma condensed combined financial statements give effect to the merger as if it had been completed as of June 30, 2017 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2016 for the purposes of the unaudited pro forma consolidated statements of operations.

The following summary unaudited pro forma condensed combined financial information have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information do not include (i) all reclassifications or adjustments to conform Scripps financial statement presentation or accounting policies to those adopted by Discovery, (ii) potential additional fair value adjustments to equity method investments, cost method investments, content and property, plant and equipment, (iii) adjustments for certain tax assets and liabilities or (iv) the impact of pending or future investments by Discovery, including Discovery’s announced joint venture with TEN: The Enthusiast Network. The following unaudited pro forma condensed combined financial information should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes in Discovery’s Current Report on Form 8-K filed on September 7, 2017, which is incorporated in this prospectus supplement by reference.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(dollars in millions)
Unaudited Pro forma Condensed Combined Statement of Operations Information:
Revenues:
Distribution	$2,972	$5,629
Advertising	1,970	3,864
Other	196	405

Total revenues	5,138	9,898

Costs and expenses:
Costs of revenues, excluding depreciation and amortization	1,820	3,625
Selling, general and administrative	1,223	2,497
Depreciation and amortization	441	1,568
Restructuring and other charges	32	58
Loss (gain) on disposition	4	(63)
Goodwill write-down		58

Total costs and expenses	3,520	7,743

Operating income	1,618	2,155
Interest expense	(388)	(798)
(Loss) gain on extinguishment of debt	(54)	7
(Losses) income from equity investees, net	(54)	33
Other income, net	18	184

Income before income taxes	1,140	1,581
Provision for income taxes	(231)	(377)

Net income	909	1,204
Net income attributable to noncontrolling interests	(90)	(115)
Net income attributable to redeemable noncontrolling interests	(12)	(23)

Net income available to Registrant	$807	$1,066

As of June 30, 2017
(in millions)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Cash and cash equivalents	$584
Current assets	4,178
Working capital(1)	2,326
Total assets	36,224
Current liabilities	1,852
Noncurrent portion of debt	19,955
Total equity	11,013

(1)	Working capital is calculated as current assets less current liabilities.

RISK FACTORS

An investment in the senior notes involves risks. You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties included in Item 1A, “Risk Factors,” of the 2016 Discovery Annual Report and the 2016 Scripps Annual Report, which are incorporated by reference in this prospectus supplement and under the caption “Forward-Looking Statements.” If any of those risks or the following risks actually occurs, DCL’s and Discovery’s businesses, and your investment in the senior notes, could be negatively affected. These risks and uncertainties are not the only ones they face. Additional risks and uncertainties not presently known to DCL or Discovery, or that they currently deem immaterial, may also materially and adversely affect their business operations, results of operations, financial condition or prospects. If any of these risks materialized, our ability to pay interest on the senior notes when due or to repay the senior notes at maturity could be adversely affected, and the trading prices of the senior notes could decline substantially.

Risks Related to the Merger

The merger is subject to certain conditions, including conditions that may not be satisfied or completed on a timely basis, if at all.

The obligations of Discovery and Scripps to complete the merger are subject to satisfaction or waiver of a number of conditions. The obligations of Discovery and Scripps are each subject to, among other conditions: (i) the approval of the merger by Scripps shareholders, (ii) approval of the issuance of shares necessary to complete the merger by Discovery stockholders, (iii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) must have expired or been terminated and the antitrust or competition laws and media merger laws of certain other enumerated jurisdictions; (iv) any required approvals, consents or clearances have been obtained relating to the merger under Council Regulation (EC) No 139/2004 of the European Union Merger Regulation, Competition (Jersey) Law 2005, the media rules contained in the Austrian Cartel Act 2005 and the media rules contained in the Irish Competition Acts 2002 to 2014; (v) no domestic, foreign or transnational governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the merger; (vi) the shares of Discovery Series C common stock to be issued in the merger must have been approved for listing on the NASDAQ upon official notice of issuance; (vii) the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 to be filed by Discovery in respect of the shares of Discovery Series C common stock to be issued in the merger; (viii) accuracy of the representations and warranties made in the Merger Agreement by the other party, subject to certain materiality qualifications; (ix) the non-occurrence of any change, event, circumstance or development that has or would reasonably be likely to result in a material adverse effect with respect to the other party; and (x) the performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the merger. Further, there can be no assurance that the conditions to the completion of the merger will be satisfied or waived or that the merger will be completed.

The satisfaction of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Discovery not to realize some or all of the benefits that Discovery expects to achieve if the merger is successfully completed within its expected timeframe.

If the merger is not consummated on or prior to August 30, 2018, or if, prior to such date, the merger agreement is terminated, each series of the senior fixed rate notes will be required to be redeemed in whole and not in part at a special mandatory redemption price equal to 101% of the aggregate principal amount of such series of senior fixed rate notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. If your senior fixed rate notes are redeemed, you may not obtain your expected return on the senior fixed rate notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the senior notes is made at the time of the offering of the senior notes. Changes in our business or financial condition, or certain of the terms of the merger agreement between the closing of this offering and the completion of the merger, will have no effect on your rights as a purchaser of the senior notes.

In order to complete the merger, Discovery and Scripps must make certain governmental filings and obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the expiration or early termination of the waiting periods relating to the merger under the HSR Act and the required governmental authorizations having been obtained and being in full force and effect, including approval under, or notification pursuant to, the EC Merger Regulation, as well as the relevant competition law in Jersey and antitrust laws of other jurisdictions as applicable. Further, as Discovery and Scripps both operate in the media and broadcasting sector, completion of the merger is also conditioned upon the receipt of all necessary consents from the Irish Competition and Consumer Protection Commission and the Austrian Federal Competition Authority.

Both Discovery and Scripps are subject to regulation by the Federal Communications Commission, which we refer to as the “FCC”, under the Communications Act of 1934, as amended. Each company holds a number of licenses and authorizations issued by the FCC for the operation of its business. We currently believe that Scripps will not need to transfer any of its FCC licenses to Discovery in order to continue to conduct it business operations after the closing of the merger. However, to the extent that we determine a transfer of any such licenses is necessary, the timing or outcome of the FCC regulatory process cannot be predicted and failure to obtain FCC regulatory approval (if necessary) could have an adverse effect on Discovery’s business following completion of the merger.

Although Discovery and Scripps have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals or expiration or earlier termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or be terminated early or that the relevant approvals will be obtained. In addition, the governmental entities that provide these approvals have broad discretion in administering the governing regulations. As a condition to approving the merger or related transactions, these governmental entities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of Discovery’s business after completion of the merger. Under the terms of the merger agreement, Discovery and its subsidiaries are required to take any and all actions necessary to obtain the consents, registrations, approvals, permits, waiting period expirations or authorizations of any governmental entity necessary or advisable in order to consummate the merger, except those actions which would result in, or would be reasonably likely to result in, a material adverse effect on Discovery, Scripps, and their respective subsidiaries, taken as a whole, after giving effect to the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting, Discovery’s businesses and results of operations after the completion of the merger. In addition, Discovery and Scripps can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

Although Discovery and Scripps believe that the merger does not raise substantial regulatory concerns and that all remaining regulatory approvals will be obtained on a timely basis, Discovery and Scripps cannot be certain when, if or under what conditions these approvals will be obtained. Failure to obtain such approvals may result in the delay or abandonment of the merger.

Even after the waiting periods under the HSR Act have expired and regulatory approvals that are a condition to the completion of the merger have been obtained, Discovery and Scripps can provide no assurances that the merger will not be challenged. Governmental authorities could seek to block or challenge the merger, including after the completion of the merger. In addition, private parties who may be adversely affected by the merger and individual states may bring legal actions under the antitrust laws in certain circumstances. Discovery and Scripps may not prevail and may incur significant costs in settling or defending any action under the antitrust laws. Although the parties believe the completion of the merger will not likely be prevented by antitrust laws, there can be no assurances that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the result will be.

While the merger is pending, Discovery and Scripps will be subject to business uncertainties, as well as contractual restrictions under the merger agreement that may have an adverse effect on the businesses of Discovery and Scripps.

Uncertainty about the effect of the merger on Discovery’s and Scripps’ employees and business relationships may have an adverse effect on Discovery and Scripps and, consequently, on Discovery following the completion of the merger. These uncertainties may impair each of Discovery’s and Scripps’ ability to retain and motivate key personnel until and after the completion of the merger and may cause third parties who deal with Discovery and Scripps to seek to change existing business relationships with Discovery and Scripps. If key employees depart or if third parties seek to change business relationships with Discovery and Scripps, Discovery’s business following the completion of the merger may be adversely affected.

In addition, the merger agreement contains customary covenants which restrict Discovery and Scripps, without the other party’s consent, from taking certain specified actions until the merger closes or the merger agreement terminates. These restrictions may prevent Discovery and Scripps from pursuing otherwise attractive business opportunities that may arise prior to the completion of the merger or termination of the merger agreement.

Discovery’s results of operations and financial condition following the completion of the merger may materially differ from the pro forma information presented in this prospectus supplement.

The unaudited pro forma condensed combined financial information and financial statements included or incorporated by reference in this prospectus supplement are illustrative only and are derived from the historical consolidated financial statements of Discovery and Scripps, as well as from certain internal, unaudited financial information. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that Discovery and Scripps believe are reasonable. However, this pro forma information may be materially different from what Discovery’s actual results of operations and financial condition would have been had the merger occurred during the periods presented or what Discovery’s results of operations and financial position will be after the completion of the merger. In particular, the assumptions used in preparing the pro forma financial information may not be correct, expected synergies, which are not reflected in the pro forma information, may not be realized, and other factors may affect Discovery’s financial condition and results of operations following the completion of the merger.

The integration of Discovery and Scripps following the completion of the merger will present challenges that may reduce the anticipated potential benefits of the merger.

Discovery and Scripps will face challenges in consolidating functions and integrating the two companies’ organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The integration of Discovery and Scripps will be complex and time-consuming due to the locations of their corporate headquarters and the size and complexity of each company. The principal challenges will include the following, among others:

•	integrating Discovery’s and Scripps’ existing businesses;

•	preserving significant business relationships;

•	integrating information systems and internal controls over accounting and financial reporting;

•	consolidating corporate and administrative functions;

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between Discovery and Scripps; and

•	retaining key employees.

The management of Discovery after the completion of the merger will have to dedicate substantial effort to integrating the businesses of Discovery and Scripps during the integration process. These efforts may divert management’s focus and resources from Discovery’s business, corporate initiatives or strategic opportunities. If Discovery after the completion of the merger is unable to integrate Discovery’s and Scripps’ organizations, procedures and operations in a timely and efficient manner, or at all, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of Discovery’s common stock may be affected adversely. An inability to realize the full extent of the anticipated benefits of the merger, as well as any delays encountered in the integration process, may also have an adverse effect upon the revenues, level of expenses and operating results of Discovery after the completion of the merger.

Discovery and Scripps will incur significant transaction and merger-related integration costs in connection with the transaction.

Discovery and Scripps expect to pay significant transaction costs in connection with the merger. These transaction costs include legal, accounting and financial advisory fees and expenses, expenses associated with the new indebtedness that will be incurred in connection with the merger, SEC filing fees, printing expenses, mailing expenses and other related charges. A portion of the transaction costs will be incurred regardless of whether the merger is completed.

In accordance with the merger agreement, Discovery and Scripps will each generally pay their own costs and expenses in connection with the merger, whether or not the merger is completed. Additionally, each of Discovery and Scripps have the right to terminate the merger agreement under certain circumstances, including in the event of a failure to obtain the required stockholder or shareholder vote, as applicable. If the merger agreement is terminated by either party as a result of the other party’s failure to obtain approval of its stockholders or shareholders, as applicable, the terminating party shall receive from the other party reimbursement for expenses in an amount equal to $25,000,000. If the merger agreement is terminated by Discovery as a result of the Scripps board changing its recommendation of the merger prior to Scripps’ shareholder approval having been obtained or by Scripps if prior to Scripps’ shareholder approval having been obtained, Scripps enters into a Scripps alternative acquisition agreement with respect to a Scripps superior proposal that did not result from a material breach of the merger agreement, then Scripps will be obligated to pay Discovery a termination fee equal to $356,000,000. If the merger agreement is terminated by Scripps as a result of the Discovery board changing its recommendation of the stock issuance prior to Discovery’s stockholder approval having been obtained, then Discovery will be obligated to pay Scripps the termination fee.

Discovery, after the completion of the merger, may also incur costs associated with integrating the operations of the two companies, and these costs may be significant and may have an adverse effect on Discovery’s future operating results if the anticipated cost savings from the merger are not achieved. Although Discovery and Scripps expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, should allow Discovery to offset these incremental expenses over time, the net benefit may not be achieved in the near term, or at all.

Uncertainty regarding the merger could cause business partners, customers and other counterparties to delay or defer decisions concerning Discovery and Scripps that could adversely affect each company.

The merger will occur only if stated conditions are met, many of which are outside the control of Discovery and Scripps. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause business partners, customers and other counterparties to delay or defer decisions concerning Discovery’s and Scripps’ businesses, which could negatively affect their respective businesses, results of operations and financial conditions. Business partners, customers and other counterparties may also seek to change existing agreements with Discovery or Scripps as a result of the merger. Any delay or deferral of those decisions or changes in agreements with Discovery or Scripps could adversely affect the respective businesses, results of operations and financial conditions of Discovery and Scripps, regardless of whether the merger is ultimately completed.

The merger could trigger provisions contained in Scripps’ agreements with third parties that could permit such parties to terminate those agreements or extend the terms of those agreements to Discovery’s business.

Scripps is a party to agreements that may permit a counterparty to terminate an agreement or receive payments because the merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreement. If this happens, Scripps may have to seek a consent from the counterparty, seek to replace the agreement with a new agreement or make additional payments under such agreement. However, Scripps may be unable to obtain the consent from the counterparty or replace a terminated agreement on comparable terms or at all. In addition, Scripps is a party to agreements which purport that if Scripps enters into a merger or similar transaction, the counterparty to such agreement may choose to have both parties continue under the terms under which Scripps operates, the terms that the counterparty to the transaction operates or their respective existing terms. While we do not believe that such terms would be applicable to Discovery, these agreements are complex and other parties could reach a different conclusion that, if correct, could have a material adverse effect on our financial condition or results of operations. Depending on the importance of such agreements to Scripps’ and/or Discovery’s business, the failure to obtain consent from the counterparty or replace a terminated agreement on similar terms or at all, and the requirements to pay additional amounts, may materially increase the costs to Discovery of operating the combined business or prevent Discovery from operating Scripps’ business.

A lowering or withdrawal of the ratings assigned to the existing Scripps notes by rating agencies in connection with the change of control would require Discovery to offer to repurchase all outstanding existing Scripps notes.

Any rating assigned to the existing Scripps notes could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. If the ratings assigned to the existing Scripps notes are lowered to below “investment grade” or withdrawn by rating agencies in connection with the transaction, Discovery will be required to offer to repurchase all outstanding existing Scripps notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. The source of funds for any repurchase of the existing Scripps notes would be available cash or cash generated from our operations or other sources, including borrowings, sales of assets or sales of equity. Discovery may not be able to repurchase the existing Scripps notes under these circumstances because Discovery may not have sufficient financial resources to repurchase all of the debt securities that are tendered pursuant to an offer to repurchase. Discovery may require additional financing from third parties to fund any such repurchases, the commitment letter does not provide for financing to fund any such repurchase, and Discovery may be unable to obtain financing on satisfactory terms or at all.

Our actual operating results may differ significantly from the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus or in our investor presentations relating to this offering.

From time to time, including in any “road show” investor presentation in connection with this offering, we have made or may make forward-looking statements regarding our future performance, the future performance of the combined company or the impacts and effects of the merger on our or the combined company’s operations, that represent our management’s best estimates as of the date the forward-looking statements are made. These forward-looking statements are prepared by our management and are qualified by, and subject to, the assumptions and the other information contained or referred to in the filing, release or presentation in which they are made. Neither our independent registered public accounting firm nor any other independent expert or outside party compiles or examines these forward-looking statements and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Any such forward-looking statements, including those contained in our “road show” investor presentation in connection with this offering, are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. The principal reason that we release this data is to provide a basis for our management to discuss our and the combined company’s business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Any such forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements made by us will not materialize or will vary significantly from actual results. Our ability to forecast our short term performance is limited. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date the statements are made. Actual results will vary from our forward-looking statements and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the further in the future that the data is forecast. In light of the foregoing, investors are urged to put the forward-looking statements in context and not to place undue reliance on them.

Any failure by us or the combined company to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this prospectus supplement could result in the actual operating results being different than the forward-looking statements we have made about, among other things, our and the combined company’s performance after giving effect to the merger or any impacts of the merger on our or the combined company’s results of operations, and such differences may be adverse and material. In addition, we have disclosed, and may from time to time disclose or announce, potential synergies that may be obtained in the future as a result of the merger or other closed and pending acquisitions, including measures of revenue, cost, earnings per share and profitability that give effect to potential synergies. Our determination of potential synergies (and such measures of revenue, cost, earnings per share and profitability) is based upon various assumptions and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are based upon specific assumptions with respect to future business decisions, some of which will change. We cannot guarantee that we will necessarily generate all of the anticipated synergies from the merger or any other acquisition we may enter into. All disclosures regarding synergies (and any related measures of revenue, cost, earnings per share and profitability) included or incorporated by reference in this prospectus supplement and the accompanying prospectus or made in any “road show” investor presentation in connection with this offering should be reviewed together with the Risk Factors included in and incorporated by reference in this prospectus supplement and the accompanying prospectus and the disclosures set forth herein under “Forward Looking Statements”.

Risks Related to the Notes

DCL is not obligated to place the net proceeds of the offering of the senior notes in escrow prior to the completion of the merger and, as a result, we may not be able to redeem the senior fixed rate notes upon a special mandatory redemption.

We are not obligated to place the net proceeds of the offering of the senior notes in escrow prior to the completion of the merger or to provide a security interest in those proceeds, and the indenture governing the senior notes imposes no other restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of the senior fixed rate notes upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem these senior fixed rate notes upon a special mandatory redemption because we may not have sufficient financial resources to pay the aggregate redemption price on the senior fixed rate notes. Our failure to redeem these senior fixed rate notes as required under the indenture would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the senior notes. In addition, our ability to redeem the senior fixed rate notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

The senior notes will be unsecured and, therefore, will be effectively subordinated to any secured debt of DCL. In addition, the senior notes will be guaranteed on an unsecured basis by Discovery, and therefore, the guarantee will be effectively subordinated to any secured debt of Discovery.

The senior notes will not be secured by any of DCL’s assets, and Discovery’s guarantee of the senior notes will not be secured by any of Discovery’s assets. As a result, the senior notes and the guarantee are effectively subordinated to any secured debt of DCL and Discovery, respectively, in each case to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving DCL, the holders of any secured debt of DCL may assert rights against DCL’s assets securing such indebtedness in order to receive full payment of their debt before those assets may be used to pay the holders of the senior notes. Similarly, in any liquidation, dissolution, bankruptcy or other similar proceeding involving Discovery, the holders of any secured debt of Discovery may assert their rights against Discovery’s assets securing such indebtedness in order to receive full payment of their debt before those assets may be used to make payments to the holders of the senior notes under the guarantee. The terms of the indenture limit DCL’s ability to create, incur, assume or permit to exist any liens to secure any debt of DCL. However, these limitations are subject to numerous exceptions. See “Description of Senior Notes—Certain Covenants.” In addition, the terms of the indenture do not limit Discovery’s ability to create, incur, assume or permit to exist any of its or its subsidiaries’ liens to secure any debt. As of June 30, 2017, on a pro forma basis after giving effect to the offering of the senior notes, the additional debt financing and the merger (including the incurrence of $2 billion of indebtedness under the term loan facility), neither DCL nor Discovery had any secured debt outstanding. See “Description of Senior Notes—Ranking.”

Discovery will incur substantial additional indebtedness in connection with the merger.

If the merger is completed, Discovery and DCL will incur substantial additional indebtedness to, among other things, fund the cash consideration of approximately $8.3 billion to be paid to Scripps stockholders in the merger and to pay merger related costs, fees and expenses. The new indebtedness will take the form of (i) the senior notes, (ii) indebtedness incurred in the additional debt financing and (iii) indebtedness incurred under the term loan facility. In addition, currently outstanding existing Scripps notes in the aggregate principal amount of approximately $2.5 billion are expected to remain outstanding after the completion of the merger and to remain indebtedness of Scripps, which we expect to be a wholly owned subsidiary of Discovery following completion of the merger. The total pro forma indebtedness of Discovery and its subsidiaries, including DCL and Scripps, after giving effect to the transactions described above, is expected to be approximately $20.1 billion. As such,

Discovery and DCL will have a significant amount of indebtedness after the closing of the merger that may have important consequences, including:

•	making it more difficult for Discovery and DCL to satisfy their obligations, including its payment obligations under the senior notes, which may in turn result in an event of default;

•	impairing Discovery’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminishing Discovery’s ability to withstand a downturn in its business, the industries in which it operates, or the economy generally and to react to general economic and industry conditions;

•	limiting the flexibility in planning for, or reacting to, changes in Discovery’s business and the industries in which it operates; and

•	placing Discovery at a competitive disadvantage compared to certain competitors that may have proportionately less debt.

Despite the current debt levels, and the debt levels anticipated following the merger, Discovery and DCL may be able to incur significantly more debt in the future, which could increase the foregoing risks related to Discovery’s and DCL’s indebtedness, including with respect to the senior notes, after the closing of the merger.

DCL conducts a substantial amount of its operations, and Discovery conducts all of its operations, through subsidiaries. DCL and Discovery may be limited in their ability to access funds from their subsidiaries to service their debt, including the senior notes. In addition, the senior notes will not be guaranteed by the subsidiaries of DCL or, except in certain circumstances, the subsidiaries of Discovery.

DCL conducts a substantial amount of its operations, and Discovery conducts all of its operations, through subsidiaries. Accordingly, they depend on their subsidiaries’ earnings and advances or loans made by the subsidiaries to them (and potentially dividends or distributions by the subsidiaries to them) to provide funds necessary to meet their obligations, including the payments of principal, premium, if any, and interest on the senior notes. If DCL and Discovery are unable to access the cash flows of their respective subsidiaries, including, with respect to Discovery following completion of the merger, Scripps and its subsidiaries, they would be unable to meet their debt obligations.

The subsidiaries of DCL and Discovery are separate and distinct legal entities and, except to the extent that they guarantee the senior notes, have no obligation, contingent or otherwise, to pay any amounts due on the senior notes or to make funds available to DCL to do so. In addition, the ability of the subsidiaries of DCL and Discovery to pay dividends or otherwise transfer assets to them is subject to various restrictions under applicable law and limitations under contractual obligations. In the event of a bankruptcy, liquidation or reorganization of any of DCL’s or Discovery’s subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to DCL or Discovery. In addition, the indenture allows DCL and Discovery to create new subsidiaries and invest in their subsidiaries, none of whose assets you will have any claim against, except to the extent that they guarantee the senior notes. The senior notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by all of Discovery’s future domestic subsidiaries that guarantee our obligations under the revolving credit facility. There can be no assurance that any future domestic subsidiary, including Scripps following the completion of the merger, will guarantee the term loan facility and, as a result, be required to guarantee the senior notes. In the event that a future domestic subsidiary does guarantee the senior notes as a result of its guaranteeing the revolving credit facility, there also can be no assurance that such guarantee of the revolving credit facility and, as a result, such guarantee of the senior notes, will remain in place.

The senior notes will be effectively subordinated to the existing and future liabilities of DCL’s subsidiaries, and the guarantee will be effectively subordinated to the existing and future liabilities of Discovery’s subsidiaries.

DCL’s and Discovery’s equity interests in their respective subsidiaries are subordinated to any debt and other liabilities and commitments of their respective subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. As a result, DCL and Discovery may not have direct access to the assets of their respective subsidiaries unless those assets are transferred by dividend or otherwise to them or such subsidiary guarantees the senior notes. DCL’s right to receive assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be effectively subordinated to the claims of creditors of DCL’s subsidiaries. Similarly, Discovery’s right to receive assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization will be effectively subordinated to the claims of creditors of Discovery’s subsidiaries, including, following completion of the merger, the claims of the creditors of Scripps and its subsidiaries. As a result, Discovery’s obligations under the guarantee may only be satisfied with the remaining assets of its subsidiaries after creditors’ claims against such subsidiaries’ assets have been satisfied. In addition, even if DCL or Discovery were creditors of any of their respective subsidiaries, their rights as creditors would be subordinated to any security interest in the assets of their respective subsidiaries, and any debt of their respective subsidiaries secured by those assets would be senior to that held by them. As of June 30, 2017, on a pro forma basis after giving effect to the offering of the senior notes, the additional debt financing and the merger (including the incurrence of $2 billion of indebtedness under the term loan facility), Discovery’s subsidiaries would have had approximately $             billion aggregate principal amount of indebtedness outstanding, including the senior notes, borrowings under the term loan facility, indebtedness incurred in connection with the additional debt financing and the existing Scripps notes, and DCL’s subsidiaries would have had approximately $558 million of indebtedness outstanding, all of which would have been effectively senior to the senior notes. See “Description of Senior Notes—Ranking.”

Active trading markets for the senior notes may not develop.

Each series of senior notes is a new issue of securities with no established trading market, and DCL does not intend to list either series of senior notes offered hereby on any securities exchange. DCL has been informed by the underwriters that they intend to make a market in the senior notes of each series after the offering is completed. However, the underwriters are not obligated to do so and may discontinue their market-making activities at any time without notice. In addition, the liquidity of the trading markets in the senior notes, and the market prices quoted for the senior notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in Discovery’s financial performance or prospects or in the prospects for companies in its industry generally. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. As a result, there can be no assurance that an active trading market will develop for the senior notes. If no active trading markets for the senior notes develop, you may not be able to resell your senior notes at their fair market value or at all.

Changes in our credit ratings or the debt markets could adversely affect the trading prices of the senior notes.

The trading prices for the senior notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the trading prices of the senior notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating could have an adverse effect on the trading prices of the senior notes.

The senior notes will not restrict the ability of either DCL or Discovery to incur additional debt, repurchase its respective securities or to take other actions that could negatively impact DCL’s or Discovery’s ability to pay its obligations under the senior notes or the guarantee, respectively.

Neither DCL nor Discovery will be restricted under the terms of the senior notes from incurring additional debt or repurchasing its respective securities. In addition, the limited covenants applicable to the senior notes do not require DCL or Discovery to achieve or maintain any minimum financial results relating to its respective financial position or results of operations. The ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the senior notes or the guarantee could have the effect of diminishing DCL and Discovery’s ability to make payments on the senior notes or the guarantee, respectively, when due.

We may not be able to repurchase all of the senior notes upon a change of control, which would result in a default under the senior notes.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our right to redeem a series of senior notes, each holder of senior notes will have the right to require us to repurchase all or any part of such holder’s senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the senior notes. In addition, our ability to repurchase the senior notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the senior notes as required under the indenture governing the senior notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the senior notes. See “Description of Senior Notes—Change of Control Offer to Repurchase.”

Uncertainty relating to the LIBOR calculation process may adversely affect the value of the senior floating rate notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. On July 27, 2017, the Financial Conduct Authority (“FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after 2021.

Actions by the BBA, the FCA, other regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the senior floating rate notes. To the extent the three month USD LIBOR rate is discontinued or is no longer quoted, the applicable base rate used to calculate interest on the senior floating rate notes will be determined using the alternative methods described in “Description of Senior Notes— Floating Rate Interest Calculation.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Discovery’s consolidated ratio of earnings to fixed charges for the periods indicated.

	For the six months ended	For the year ended December 31,
	June 30, 2017	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)(2)	5.2x	5.3x	5.2x	5.6x	6.1x	6.9x

(1)	For purposes of calculating the ratios above, earnings consist of net income from continuing operations plus provision for income taxes, (income)/loss of equity investees, distributions of income from equity investees and fixed charges. Fixed charges include interest expense and the interest portion of rent expense which is deemed to be representative of the interest factor.
(2)	On September 17, 2012, Discovery sold its postproduction audio business, whose results of operations have been reclassified to discontinued operations for all periods presented.

USE OF PROCEEDS

DCL expects the net proceeds from this offering of senior notes to be approximately $            , after deducting the underwriting discount and its estimated expenses related to the offering. DCL intends to use the net proceeds of this offering, together with the net proceeds of the additional debt financing and the net proceeds of borrowings under the term loan facility, to fund the cash consideration payable in connection with the merger and to pay related fees and expenses.

If the merger is not completed, we intend to use the net proceeds from the offering of the senior floating rate notes for general corporate purposes, which may include repayment of the senior fixed rate notes if we are required to redeem the senior fixed rate notes. See “Description of Senior Notes—Special Mandatory Redemption”.

We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

CAPITALIZATION

The following table sets forth Discovery’s capitalization, on a consolidated basis, as of June 30, 2017:

(i)	on an actual basis,

(ii)	on an as adjusted basis to give effect to the offering of the senior notes, after deducting underwriting discounts and its estimated expenses related to the offering, and before the application of the proceeds therefrom, and

(iii)	on an as further adjusted basis to give effect to the offering of the senior notes, after deducting underwriting discounts and its estimated expenses related to the offering, the additional debt financing, without deducting any underwriting discounts or other offering expenses, the incurrence of indebtedness under the term loan facility and the completion of the merger (including the application of the proceeds from the foregoing financings).

In addition to the sections captioned “Use of Proceeds” and “Unaudited Pro Forma Condensed Combined Financial Statements” you should read the data set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement from the Discovery Annual Report and the Scripps Annual Report, Discovery’s and Scripps’ Quarterly Reports on Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2017
(Amounts in millions, except par values; shares)	Actual	As adjusted		As further adjusted
Cash and cash equivalents	$206	$		$

Debt:
5.625% Senior Notes due August 2019	411		411		411
Floating rate Senior Notes due offered hereby(1)	—
5.050% Senior Notes due June 2020	789		789		789
4.375% Senior Notes due June 2021	650		650		650
Term loan facility due 2022	—		—		1,000
2.375% Senior Notes due March 2022	342		342		342
3.300% Senior Notes due May 2022	500		500		500
% Senior Notes due offered hereby(2)	—
3.250% Senior Notes due April 2023	350		350		350
Term loan facility due 2025	—		—		1,000
3.800% Senior Notes due March 2024	450		450		450
3.450% Senior Notes due March 2025	300		300		300
4.900% Senior Notes due March 2026	700		700		700
1.900% Senior Notes due March 2027	684		684		684
% Senior Notes due offered hereby(2)	—
% Senior Notes due offered hereby(2)	—
6.350% Senior Notes due June 2040	850		850		850
4.950% Senior Notes due May 2042	500		500		500
4.875% Senior Notes due April 2043	850		850		850
% Senior Notes due offered hereby(2)	—
Revolving credit facility	700		700		700
Commercial paper	73		73		73

	As of June 30, 2017
(Amounts in millions, except par values; shares)	Actual	As adjusted		As further adjusted
Capital lease obligations	172		172		172
Additional debt financing(3)	—		—
Existing Scripps notes	—		—		2,480
Unamortized discount and debt issuance costs(4)	(58)		( )		( )

Total debt, net	8,263
Redeemable noncontrolling interests	237

Equity:
Series A convertible preferred stock, $0.01 par value; 75 shares authorized; 71 shares issued	1		1		1
Series C convertible preferred stock, $0.01 par value; 75 shares authorized; 26 shares issued	1		1		1
Series A common stock, $0.01 par value; 1,700 shares authorized; 157 shares issued	1		1		1
Series B convertible common stock, $0.01 par value; 100 shares authorized; 7 shares issued	—		—		—
Series C common stock, $0.01 par value; 2,000 shares authorized; 383 shares issued	4		4
Additional paid-in capital	7,177		7,177		7,177
Treasury stock, at cost	(6,737)		(6,737)		(6,737)
Retained earnings	5,696		5,696		5,696
Accumulated other comprehensive loss	(617)		(617)		(617)
Total Discovery Communications, Inc. stockholders’ equity	5,526		5,526
Total equity	5,526		5,526

Total capitalization	$14,026	$		$

(1)	Not subject to special mandatory redemption and will remain outstanding even if the merger is not completed.
(2)	Subject to special mandatory redemption. See “Description of Senior Notes—Special Mandatory Redemption”.
(3)	Following this offering of senior notes, DCL intends to incur up to $ million of additional indebtedness through, among other means, separate offerings of debt securities. See “Summary—The Merger—Financing of the Merger—Additional Debt Financing.”
(4)	As adjusted unamortized discount reflects $ million of premiums, net of discounts and fees related to the sale of the senior notes offered hereby.

DESCRIPTION OF THE MERGER

The following description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, which is included as Exhibit 2.1 on the Discovery Form 8-K filed on July 31, 2017, and is incorporated herein by reference.

On July 30, 2017, Discovery and Scripps entered into a merger agreement under which, subject to the conditions set forth in the merger agreement, each Common Voting Share, par value $0.01 per share, of Scripps (the “Scripps common shares”), and each Class A Common Share, par value $0.01 per share, of Scripps (the “Class A shares” and, together with the Scripps common shares, the “Scripps shares”), issued and outstanding immediately prior to the completion of the merger (other than (i) Scripps shares owned by Discovery or Merger Sub and (ii) Scripps shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the Ohio Revised Code) will be converted into the right to receive $63.00 in cash and a number of shares of Discovery Series C common stock, par value $0.01 per share (the “Discovery Series C common stock”), based on the exchange ratios described below, subject to the election right described below, which we refer to as the “merger consideration”.

The stock portion of the merger consideration will be subject to a collar based on the volume weighted average price of the Discovery Series C common stock measured cumulatively over the 15 trading days ending on the third trading day prior to the completion of the merger (the “DISCK 15-day VWAP”). Holders of Scripps shares will receive for each Scripps share 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive for each Scripps share a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value at the DISCK 15-day VWAP. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. Accordingly, the actual number of shares and the value of Discovery Series C common stock delivered to Scripps shareholders after the completion of the merger will depend on the DISCK 15-day VWAP. The value of the Discovery Series C common stock delivered for each such Scripps share may be greater than, less than or equal to $27.00.

Holders of Scripps shares will have the option to elect to receive their consideration in cash, stock or the mixture described above, subject to pro rata cut backs to the extent cash or stock is oversubscribed. No fractional shares of Discovery Series C common stock will be issued in the merger. Scripps shareholders will receive cash, without interest, in lieu of any fractional shares.

The completion of the merger is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived. Each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions: (1) the approval of the merger by Scripps shareholders, (2) approval of the issuance of shares necessary to complete the merger by Discovery stockholders, (3) any applicable waiting period under the HSR Act must have expired or been terminated and the antitrust or competition laws and media merger laws of certain other enumerated jurisdictions; (4) any required approvals, consents or clearances have been obtained relating to the merger under Council Regulation (EC) No 139/2004 of the European Union Merger Regulation, Competition (Jersey) Law 2005, the media rules contained in the Austrian Cartel Act 2005 and the media rules contained in the Irish Competition Acts 2002 to 2014; (5) no domestic, foreign or transnational governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the merger; (6) the shares of Discovery Series C common stock to be issued in the merger must have been approved for listing on the NASDAQ upon official notice of issuance; (7) the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 to be filed by Discovery in respect of the shares of Discovery Series C common stock to be issued in the merger; (8) accuracy of the representations and warranties made in the Merger Agreement by the other party, subject to certain materiality qualifications; (9) non-occurrence of any change, event, circumstance or development that has or would reasonably be likely to result in a material adverse effect with respect to the other party; and (10) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the merger.

Although Discovery and Scripps have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals or expiration or earlier termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or be terminated early or that the relevant approvals will be obtained. In addition, the governmental entities that provide these approvals have broad discretion in administering the governing regulations. As a condition to approving the merger or related transactions, these governmental entities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of Discovery’s business after completion of the merger. Under the terms of the merger agreement, Discovery and its subsidiaries are required to take any and all actions necessary to obtain the consents, registrations, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the merger, except those actions which would result in a material adverse effect on Discovery, Scripps, and their respective subsidiaries, taken as a whole, after giving effect to the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting, Discovery’s businesses and results of operations after the completion of the merger. In addition, Discovery and Scripps can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. In addition, Discovery and Scripps can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger.

DESCRIPTION OF SENIOR NOTES

We will issue each series of the senior notes as a separate series of debt securities. The senior fixed rate notes will be issued under the senior indenture, dated as of August 19, 2009, among DCL, the Guarantor and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture to be entered into concurrently with the delivery of the senior fixed rate notes (the “eleventh supplemental indenture”) and the senior floating rate notes will be issued under such senior indenture, as supplemented by a supplemental indenture to be entered into concurrently with the delivery of senior floating rate notes (the “twelfth supplemental indenture”). We refer to the senior indenture, together with the eleventh supplemental indenture with respect to the senior fixed rate notes or together with the twelfth supplemental indenture with respect to the senior floating rate notes, as applicable, and as the context requires, as the “indenture”.

Because this is a summary, it does not contain all the information that may be important to you. The following description of specific terms of the senior notes of each series is qualified in its entirety by reference to the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus supplement have the meanings given to them in the indenture. As used in this “Description of Senior Notes,” “we,” “our,” “us,” and “DCL” refer to Discovery Communications, LLC, and the “Guarantor” refers to Discovery Communications, Inc. Such terms do not, unless the context otherwise indicates, include the subsidiaries of such entities. The indenture is an exhibit to the registration statement of which the prospectus attached to this prospectus supplement is part. The terms of the senior notes of each series include those stated in the indenture and those which are made a part of the indenture by the Trust Indenture Act. A copy of the indenture is available for inspection at the office of the trustee.

The             notes will be issued in an initial aggregate principal amount of $            .

The             notes will be issued in an initial aggregate principal amount of $            .

The             notes will be issued in an initial aggregate principal amount of $            .

The             notes will be issued in an initial aggregate principal amount of $            .

The             notes will be issued in an initial aggregate principal amount of $            .

The senior notes will be issued only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

General

The specific terms of each series of senior notes are set forth below:

Senior Fixed Rate Notes

•	Date interest starts accruing: Interest on the senior fixed rate notes will start accruing on , 2017.

•	Interest payment date: Interest on the senior fixed rate notes will be paid semi-annually on and of each year.

•	First interest payment date: The first interest payment on the senior fixed rate notes will be made on , 2018.

•	Regular record dates for interest: The regular record dates for interest on the senior fixed rate notes will be and of each year.

•	Computation of interest: Interest on the senior fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

•	Form of senior notes: The senior fixed rate notes of each series will be in the form of one or more global senior notes that we will deposit with or on behalf of DTC.

•	No sinking fund: The senior fixed rate notes will not be subject to any sinking fund.

•	Ranking: Each series of the senior fixed rate notes will constitute a separate series of our unsecured and unsubordinated senior debt securities, ranking equally and ratably with any other unsecured and unsubordinated debt of ours. See “—Ranking” below.

•	Guarantee: Payment of the principal of (and premium, if any, on) and interest on the senior fixed rate notes, and all other amounts due under the eleventh supplemental indenture, will be unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by each of the Guarantor’s future wholly-owned Domestic Subsidiaries that are required to become Subsidiary Guarantors. See “—Guarantee” below.

Notes

The specific terms of the              notes will be as follows:

•	Title: % Senior Notes due

•	Initial principal amount being issued: $

•	Stated maturity date: ,

•	Interest rate: the notes will bear interest at the rate of % per annum.

Notes

The specific terms of the notes will be as follows:

•	Title: % Senior Notes due

•	Initial principal amount being issued: $

•	Stated maturity date: ,

•	Interest rate: the notes will bear interest at the rate of % per annum.

Notes

The specific terms of the             notes will be as follows:

•	Title: % Senior Notes due

•	Initial principal amount being issued: $

•	Stated maturity date: ,

•	Interest rate: the notes will bear interest at the rate of % per annum.

Notes

The specific terms of the             notes will be as follows:

•	Title: % Senior Notes due

•	Initial principal amount being issued: $

•	Stated maturity date: ,

•	Interest rate: the notes will bear interest at the rate of % per annum.

Senior Floating Rate Notes

•	Title: Floating Rate Senior Notes due

•	Initial principal amount being issued: $

•	Stated maturity date: ,

•	Interest rate: The senior floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus %.

•	Date interest starts accruing: Interest on the senior floating rate notes will start accruing on , 2017.

•	Interest payment date: Interest on the senior floating rate notes will be paid quarterly on , , and of each year.

•	First interest payment date: The first interest payment on the senior floating rate notes will be made on .

•	Regular record dates for interest: The regular record dates for interest on the senior floating rate notes will be , , and of each year.

•	Computation of interest: Interest on the senior floating rate notes will be computed on the basis of a 360-day year and the actual number of days that have elapsed in the applicable interest period.

•	Form of senior notes: The senior floating rate notes will be in the form of one or more global notes that we will deposit with or on behalf of DTC.

•	No sinking fund: The senior floating rate notes will not be subject to any sinking fund.

•	Ranking: The senior floating rate notes will constitute a separate series of our unsecured and unsubordinated senior debt securities, ranking equally and ratably with any other unsecured and unsubordinated debt of ours. See “—Ranking” below.

•	Guarantee: Payment of the principal of (and premium, if any, on) and interest on the senior floating rate notes, and all other amounts due under the twelfth supplemental indenture, will be unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by each of the Guarantor’s future wholly-owned Domestic Subsidiaries that are required to become Subsidiary Guarantors. See “—Guarantee” below.

Floating Rate Interest Calculation

The senior floating rate notes will bear interest for each interest period at a rate determined by the calculation agent, which will initially be U.S. Bank, National Association. If U.S. Bank, National Association is unable or unwilling to continue to act as the calculation agent for the senior floating rate notes, or if it fails to calculate properly the interest rate on such series of senior floating rate notes for any interest period, DCL will appoint another leading trust company, commercial or investment bank or other financial institution to act as calculation agent in its place for such senior floating rate notes. The calculation agent may not resign its duties without a successor having been appointed.

The interest rate for the senior floating rate notes will be set for the initial period on             , 2017. The interest determination date for any subsequent interest period will be the second London business day immediately preceding the first day of such interest period. Promptly upon determination, the calculation agent will inform us of the interest rate for the next interest period. “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, LIBOR will be equal to the offered rate to leading banks in the London interbank market for deposits in U.S. dollars having an index maturity of three months, in amounts of at least

$1,000,000, as such rate appears on the Reuters Monitor Money Rates Service (“Reuters”) page LIBOR 01 (or on such other page as may replace Reuters page LIBOR 01 on that service), or, if on such interest determination date, three-month LIBOR does not appear or is not available on the designated Reuters page, on such other comparable publicly available service for displaying offered rates for deposits in U.S. dollars in the London interbank market as may be selected by us with the consent of the calculation agent, in each case as of approximately 11:00 a.m., London time, on such interest determination date.

If three-month LIBOR does not appear on either of the pages described above, three-month LIBOR, in respect of such interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months beginning on the applicable interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then three-month LIBOR on such interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then three-month LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date by three major reference banks in New York City selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, three-month LIBOR determined as of such interest determination date will be the three-month LIBOR in effect for the prior interest period.

All percentages resulting from any calculation of any interest rate for the senior floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the senior floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the senior floating rate notes, the trustee and us.

The interest rate on the senior floating rate notes will in no event be higher than the maximum rate permitted by New York law or other applicable state law as such law may be modified by United States law of general application. Additionally, the interest rate on the senior floating rate notes will in no event be lower than zero percent.

Ranking

The senior notes will be DCL’s unsecured senior obligations and will rank equally in right of payment with DCL’s existing and future unsecured and unsubordinated indebtedness. The senior notes will be effectively subordinated to DCL’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of DCL’s subsidiaries to the extent such subsidiaries do not guarantee the senior notes. The senior notes will be senior in right of payment to all future subordinated indebtedness of DCL.

As of June 30, 2017, on a pro forma basis after giving effect to the offering of the senior notes, the additional debt financing and the merger (including the incurrence of $2 billion of indebtedness under the term loan facility):

•	DCL would have had approximately $ billion in aggregate principal amount of indebtedness outstanding, including the senior notes and the indebtedness incurred in the additional debt financing, all of which would have ranked equally in right of payment;

•	DCL would have had no secured indebtedness outstanding; and

•	DCL’s subsidiaries would have had approximately $558 million in aggregate principal amount of indebtedness outstanding, all of which would have been effectively senior to the senior notes.

Following the completion of the merger, we currently expect the existing Scripps notes to remain outstanding and to be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by DCL. As a result, we currently expect the Scripps notes to effectively rank equally in right of payment with all of DCL’s existing and future unsubordinated indebtedness, including the senior notes.

Guarantee

Guarantee by the Guarantor

All payments on the senior notes, including principal and interest (and premium, if any), will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor.

The guarantee by the Guarantor of the senior notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Guarantor. The guarantee will be effectively subordinated to the Guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of the Guarantor’s subsidiaries to the extent such subsidiaries do not guarantee the senior notes.

As of June 30, 2017, on a pro forma basis after giving effect to the offering of the senior notes, the additional debt financing and the merger (including the incurrence of $2 billion of indebtedness under the term loan facility):

•	the Guarantor’s outstanding indebtedness would have consisted of its guarantees of $2 billion in aggregate principal amount of DCL’s obligations under the term loan facility, $ billion aggregate principal amount of DCL’s senior debt securities, including the senior notes and the indebtedness incurred in the additional debt financing, $73 million of DCL’s outstanding commercial paper, $700 million of borrowings under DCL’s revolving credit facility, and $172 million of capital leases; and

•	the Guarantor’s subsidiaries, other than DCL and Scripps, would have had approximately $558 million in aggregate principal amount of indebtedness outstanding, all of which would have been effectively senior to the Guarantor’s guarantee of the senior notes.

As of June 30, 2017, Scripps had approximately $2.5 billion in aggregate principal amount of senior debt securities outstanding. We currently expect the existing Scripps notes to remain outstanding following the completion of the merger and to be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the Guarantor and by DCL.

Guarantee by Subsidiaries of the Guarantor

The indenture will provide that the Guarantor will cause each wholly-owned Domestic Subsidiary that guarantees payment of any Debt of DCL or the Guarantor under DCL’s Revolving Credit Facility, to execute and deliver to the trustee within 30 days a supplemental indenture or other instrument pursuant to which such wholly-owned Domestic Subsidiary will guarantee payment of the senior notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable supplemental indenture. Subsidiary guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the senior notes.

“Domestic Subsidiary” means any Guarantor Subsidiary that is organized under the laws of any political subdivision of the United States that is not a Foreign Subsidiary.

“Foreign Subsidiary” means any Guarantor Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia or that is a Foreign Subsidiary Holdco. For the avoidance of doubt, any Guarantor Subsidiary that is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” means any Guarantor Subsidiary designated as a Foreign Subsidiary Holdco by DCL, so long as such Subsidiary has no material assets other than securities, indebtedness or receivables of one or more Foreign Subsidiaries (or Guarantor Subsidiaries thereof), intellectual property relating solely to such Foreign Subsidiaries (or Guarantor Subsidiaries thereof) and/or other assets (including cash and cash equivalents) relating to an ownership interest in any such securities, indebtedness, intellectual property or Guarantor Subsidiaries.

“Guarantor Subsidiary” means a corporation or other business entity of which equity interests having a majority of the voting power under ordinary circumstances is owned, directly or indirectly, by the Guarantor or by one of more subsidiaries of the Guarantor, or by the Guarantor and one or more subsidiaries of the Guarantor.

“Revolving Credit Facility” means the Amended and Restated Credit Agreement, dated as of February 4, 2016 among DCL, the Guarantor, certain subsidiaries of DCL, the lenders from time to time parties thereto and Bank of America, N.A. as administrative agent, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 11, 2017, as further amended, restated, supplemented, replaced, waived or otherwise modified from time to time.

“Subsidiary Guarantor” means any Guarantor Subsidiary that enters into a subsidiary guarantee, in each case, unless and until such Guarantor Subsidiary is released from such subsidiary guarantee in accordance with the terms of the indenture.

All payments on the senior notes, including principal and interest (and premium, if any), and all other amounts due under the eleventh supplemental indenture or twelfth supplemental indenture, as applicable, will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by each Subsidiary Guarantor.

The guarantee by each Subsidiary Guarantor of the senior notes will rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of such Subsidiary Guarantor. The guarantee will be effectively subordinated to the applicable Subsidiary Guarantor’s secured indebtedness (if any) to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of the Subsidiary Guarantor’s subsidiaries to the extent such subsidiaries do not guarantee the senior notes.

The indenture will provide that the obligations of each Subsidiary Guarantor are limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its subsidiary guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under the subsidiary guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such subsidiary guarantee will be a continuing guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding senior notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other subsidiary guaranteed obligations of the relevant Subsidiary Guarantor then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the trustee, the holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its subsidiary guarantee, and such subsidiary guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein, or any other transaction, in accordance with the terms of the indenture, (ii) at any time that such Subsidiary Guarantor is (or, substantially concurrently with the release of the subsidiary guarantee of such Subsidiary Guarantor or if as a result of the release of the subsidiary guarantee of such Subsidiary Guarantor, will be) released from all of its obligations under its guarantee of payment by DCL of any Debt of DCL or the Guarantor under our Revolving Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such guarantee is so reinstated, such subsidiary guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a subsidiary guarantee pursuant to this section), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into DCL or the Guarantor or another Subsidiary Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to DCL or the Guarantor or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor ceasing to constitute a Domestic Subsidiary of the Guarantor, (v) upon legal or covenant defeasance of DCL’s obligations, or satisfaction and discharge of the senior notes, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all senior notes then outstanding and all other subsidiary guaranteed obligations then due and owing. Upon any such occurrence specified in this paragraph, the trustee shall execute any documents reasonably requested by DCL in order to evidence such release, discharge and termination in respect of such subsidiary guarantee.

Further Issues

We may from time to time, without notice to, or the consent of, the registered holders of the senior notes, create and issue additional senior notes of any series offered hereby ranking equally and ratably with the senior notes of a series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional senior notes or except for the first payment of interest following the issue date of such additional senior notes), so that such additional senior notes will be consolidated and form a single series with the senior notes of such series and will have the same terms as to status, redemption or otherwise as the senior notes of such series, provided that if such additional senior notes are not fungible with the original senior notes of such series for U.S. federal income tax purposes, such additional senior notes will have a separate CUSIP number.

Special Mandatory Redemption

In the event that (a) the merger agreement is terminated on or at any time prior to August 30, 2018 or (b) the merger is not consummated on or at any time prior to August 30, 2018, we will redeem all of the senior fixed rate notes (the “Special Mandatory Redemption”) at a price equal to 101% of the aggregate outstanding principal amount of the senior fixed rate notes plus accrued and unpaid interest from the last date on which interest was paid or, if interest has not been paid, the date of original issuance of the senior fixed rate notes to, but not including, the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (1) September 30, 2018, if the merger has not been consummated on or prior to August 30, 2018, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the merger agreement for any reason. Notwithstanding the foregoing, installments of interest on any series of senior fixed rate notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the holders as of the close of business on the relevant record dates in accordance with the senior fixed rate notes and the indenture.

We will cause the notice of special mandatory redemption to be delivered, with a copy to the trustee, within five business days after the occurrence of the event triggering the special mandatory redemption to each holder of senior fixed rate notes at its registered address. If funds sufficient to pay the special mandatory redemption price of the senior fixed rate notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, on and after such special mandatory redemption date, the senior fixed rate notes will cease to bear interest and, other than the right to receive the special mandatory redemption price, all rights under such senior fixed rate notes shall terminate.

Upon the occurrence of the closing of the merger, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

The senior floating rate notes will not be subject to a Special Mandatory Redemption.

Optional Redemption

Prior to the applicable Par Call Date, each series of senior fixed rate notes will be redeemable in whole or in part, at the option of DCL at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the series of senior fixed rate notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the series of senior fixed rate notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) assuming that such series of senior fixed rate notes matured on the applicable Par Call Date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus                 in the case of the                 notes, in the case of the                 notes,             in the case of the                 notes and             in the case of the                 notes                 , plus in each case accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

On and after the applicable Par Call Date, each series of senior fixed rate notes will be redeemable at DCL’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the series of senior fixed rate notes to be redeemed, plus accrued and unpaid interest on the principal being redeemed to the date of redemption.

We will not have the option to redeem the senior floating rate notes, in whole or in part, prior to their maturity date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the senior fixed rate notes of a series to be redeemed (assuming that such senior notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date”                 means                 ,                 with respect to the                 notes,                 ,                 with respect to the                 notes,                 ,                 with respect to the                 notes, and                 ,                 with respect to the                 notes.

“Quotation Agent” means the Reference Treasury Dealer appointed by DCL.

“Reference Treasury Dealer” means Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC with respect to the senior notes; however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), (i) DCL will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by DCL.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

On and after the Par Call Date, the senior notes will be redeemable at DCL’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed, plus accrued interest on the principal amount being redeemed to the date of redemption.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of senior notes of the series to be redeemed. Unless DCL defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of senior notes or portions thereof called for redemption.

If less than all of the senior notes of a series are to be redeemed, the senior notes of such series shall be selected by the trustee by such method the trustee deems to be fair and appropriate in accordance with applicable depositary procedures.

Change of Control Offer to Repurchase

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem a series of senior notes in full, as described under “Optional Redemption,” holders of senior notes of any series offered hereby will have the right to require us to repurchase all or a portion of such holder’s senior notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of holders of senior notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to holders of senior notes of any series not redeemed, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, may state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of senior notes of any series not redeemed electing to have their senior notes repurchased pursuant to a Change of Control Offer will be required to surrender their senior notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the senior note completed, to the paying agent at the address specified in the notice, or transfer their senior notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all senior notes of a series properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of senior notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the senior notes of a series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the senior notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Guarantor and its subsidiaries, or DCL and its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes of any series offered hereby to require us to repurchase such senior notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Guarantor and its subsidiaries, or DCL and its subsidiaries, taken as a whole, to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the Change of Control Offer discussion above, the following definitions are applicable:

“Below Investment Grade Rating Event” with respect to the senior notes of a series means that such series becomes rated below Investment Grade by each Rating Agency on any date from the date of the public notice by the Guarantor or DCL of an arrangement that results in a Change of Control until the end of the 60-day period following public notice by the Guarantor or DCL of the occurrence of a Change of Control (which period will be extended so long as the rating of such series of senior notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event), if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries, or DCL and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or one of its subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Significant Shareholder or any combination of Significant Shareholders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor or DCL, measured by voting power rather than number of shares;

(3) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of the Guarantor’s common stock, following which any Significant Shareholder or any combination of Significant Shareholders “beneficially own” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the outstanding Voting Stock of the Guarantor, measured by voting power rather than number of shares;

(4) the first day on which the majority of the members of the board of directors of the Guarantor cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation, dissolution or winding up of the Guarantor.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors (or equivalent body) of the Guarantor who:

(1) was a member of such board of directors on the date of the issuance of the senior notes; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“DCL” means Discovery Communications, LLC and any successor thereto permitted under the indenture.

“Fitch” means Fitch Ratings Ltd., and its successors.

“Guarantor” means Discovery Communications, Inc. and any successor thereto permitted under the indenture.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means (1) each of S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s or Fitch ceases to rate the senior notes or fails to make a rating of the senior notes publicly available for reasons outside of DCL’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of the board of directors of the Guarantor and reasonably acceptable to the trustee) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Shareholder” means each of (a) Advance/Newhouse Programming Partnership, (b) the Guarantor or any of its subsidiaries and (c) any other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) if 50% or more of the Voting Stock of such person is “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by Advance/Newhouse Programming Partnership or the Guarantor or one of its subsidiaries or any combination thereof.

“Voting Stock” of any specified person as of any date means any and all shares or equity interests (however designated) of such person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such person, as applicable.

Certain Covenants

The indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of senior notes protection in the event of a sudden and significant decline in the credit quality of the Guarantor or DCL or a takeover, recapitalization or highly leveraged or similar transaction involving the Guarantor or DCL.

Limitation on Liens

DCL will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on any property or asset, to secure any debt of DCL, any subsidiary or any other person, or permit any subsidiary to do so, without securing the senior notes equally and ratably with such debt for so long as such debt will be so secured, subject to certain exceptions. The exceptions include:

•	liens existing on the date of the supplemental indenture related to a series of senior notes;

•	liens on assets or property of a person at the time it becomes a subsidiary securing only indebtedness of such person or liens existing on assets or property at the time of the acquisition of such assets, provided such indebtedness was not incurred or such liens were not created in connection with such person becoming a subsidiary or such assets being acquired;

•	liens on assets created at the time of or within 12 months after the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

•	liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien does not extend to any other property and the amount of debt secured is not increased (other than by the amount equal to any costs and expenses incurred in connection with any extension, renewal, refinancing or refunding);

•	liens on property incurred in permitted sale and leaseback transactions;

•	liens in favor of only the Guarantor, DCL or one or more subsidiaries granted by DCL or a subsidiary to secure any obligations owed to the Guarantor, DCL or a subsidiary of the Guarantor;

•	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborers’, landlords’ and similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings;

•	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by the Employment Retirement Income Security Act of 1974, as amended from time to time;

•	deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•	liens arising out of a judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Guarantor, DCL or the books of their subsidiaries, as the case may be, in conformity with GAAP;

•	liens for taxes not yet due and payable, or being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Guarantor, DCL or the books of their subsidiaries, as the case may be, in conformity with GAAP;

•

easements, rights of way, restrictions and similar liens affecting real property incurred in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business of the Guarantor, DCL or of such subsidiary;

•	liens securing reimbursement obligations with respect to letters of credit related to trade payables and issued in the ordinary course of business, which liens encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

•	liens encumbering customary initial deposits and margin deposits and other liens in the ordinary course of business, in each case securing indebtedness under any interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Guarantor or any of its subsidiaries from fluctuations in interest rates or currencies;

•	liens in the nature of voting, equity transfer, redemptive rights or similar terms under any such agreement or other term customarily found in such agreements, in each case, encumbering DCL’s or such subsidiary’s equity interests or other investments in such subsidiary or other person;

•	liens created in favor of a producer or supplier of television programming or films over distribution revenues and/or distribution rights which are allocable to such producer or supplier under related distribution arrangements; or

•	liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions described under “—Limitation on Sale and Leasebacks” below, do not at any time exceed 10% of the Guarantor’s total consolidated assets.

If, following the merger, Scripps and its subsidiaries are subsidiaries of the Guarantor but not subsidiaries of DCL, then Scripps and its subsidiaries shall be treated as if they were subsidiaries of DCL for all purposes under the indenture, including for purposes of the provisions described above in “—Limitation on Liens” and the provisions described below in “—Limitation on Sale and Leasebacks”. In addition, if any Subsidiary Guarantor is a subsidiary of the Guarantor but not a subsidiary of DCL, then, unless and until such Subsidiary Guarantor is released from such subsidiary guarantee of the senior notes, such Subsidiary Guarantor and its subsidiaries shall be treated as if they were subsidiaries of DCL for all purposes under the indenture, including for purposes of the provisions described above in “—Limitation on Liens” and the provisions described below in “—Limitation on Sale and Leasebacks”.

Limitation on Sale and Leasebacks

DCL will not, and will not permit any subsidiary to, enter into any arrangement with any person pursuant to which DCL or any subsidiary leases any property that has been or is to be sold or transferred by DCL or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if DCL or such subsidiary would be entitled to secure the property to be leased (without equally and ratably securing the outstanding senior notes) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension in the lease, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only DCL and a subsidiary of DCL or only between subsidiaries of DCL; and

•	leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Notwithstanding the foregoing, a sale and leaseback transaction regarding the real property in Silver Spring, Maryland and DCL’s headquarters building located on such property will not be subject to the limitations described above and the provisions described in “—Limitation on Liens.”

Consolidation, Merger and Sale of Assets

Neither DCL nor the Guarantor may consolidate or merge with or into, or sell, lease, convey, transfer or otherwise dispose of its property and assets substantially as an entirety to another entity unless:

•	(1) DCL or the Guarantor is the surviving entity, as applicable, or (2) the successor entity, if other than DCL or the Guarantor is a U.S. corporation, partnership, limited liability company or trust and assumes by supplemental indenture all of DCL’s or the Guarantor’s obligations, as applicable, under the senior notes or the guarantee, respectively, and the indenture;

•	immediately after giving effect to the transaction, no Event of Default (as defined below), and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

•	as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of DCL or the Guarantor or any of its subsidiaries would become subject to any lien that would not be permitted by the lien restriction described above without equally and ratably securing the senior notes, DCL or the Guarantor or such successor entity, as the case may be, will take the steps as are necessary to secure effectively the senior notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above.

In connection with any transaction that is covered by this covenant, we must deliver to the trustee an officers’ certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity to DCL or the Guarantor, the successor entity will succeed to, and be substituted for, DCL or the Guarantor, respectively, under the indenture and DCL or the Guarantor, respectively, will be released from its obligations under the senior notes or the guarantee, as applicable, and the indenture.

Future Subsidiary Guarantors

The Guarantor will cause each wholly-owned Domestic Subsidiary that guarantees payment of any Debt of DCL or the Guarantor under DCL’s Revolving Credit Facility, to execute and deliver to the trustee within 30 days a supplemental indenture or other instrument pursuant to which such wholly-owned Domestic Subsidiary will guarantee payment of the senior notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable supplemental indenture. See “—Guarantee—Guarantee by Subsidiaries of the Guarantor” above.

Events of Default

Any one of the following is an “Event of Default” with respect to each series of senior notes:

•	if DCL defaults in the payment of interest, and such default continues for 30 days;

•	if DCL defaults in the payment of the principal or any premium when due by declaration, when called for redemption or otherwise;

•	if either the Guarantor or DCL fails to perform or breaches any covenant or warranty in the senior notes of such series or in the indenture and applicable to the senior notes of such series or guarantee continuing for 90 days after notice to DCL by the trustee or by holders of at least 25% in principal amount of the outstanding senior notes of such series;

•	if certain events of bankruptcy or insolvency occur with respect to DCL or the Guarantor (the “bankruptcy or insolvency provision”);

•	the guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or the Guarantor or any Subsidiary Guarantor, as applicable, denies or disaffirms its obligations under the indenture or the applicable guarantee; and

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Guarantor, DCL or any of their subsidiaries (or the payment of which is guaranteed by the Guarantor, DCL or any of their subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date of this prospectus supplement, if that default:

•	is caused by a failure to pay principal on such indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such indebtedness) (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its express maturity (an “Acceleration Event”),

and (i) in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $100 million or more and (ii) in the case of a Payment Default, such indebtedness is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after written notice has been given by the trustee or the holders of at least 25% in principal amount of all of the outstanding senior notes of such series.

If an Event of Default (other than the bankruptcy or insolvency provision) with respect to the senior notes of a series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding senior notes of such series may declare the principal of all the senior notes of such series to be due and payable. When such declaration is made, such principal will be immediately due and payable. The holders of a majority in principal amount of the senior notes of such series may rescind such declaration or acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration). If a bankruptcy or insolvency event occurs, the principal of and accrued and unpaid interest on the senior notes will immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the senior notes.

Holders of the senior notes of a series may not enforce the indenture or the senior notes of such series, except as provided in the indenture. The trustee may require indemnity satisfactory to it before it enforces the indenture or the senior notes of such series. Subject to certain limitations, the holders of more than 50% in principal amount of the outstanding senior notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. The trustee may withhold from holders notice of any continuing default (except a default in the payment of principal or interest) if it determines that withholding notice is in their interests.

Amendment and Waiver

In addition to the circumstances described under “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Modification and Waiver” in the accompanying prospectus, without the consent of the holder of each senior note of a series affected thereby, an amendment or modification of, or waiver of any provision contained in, the indenture may not:

•	reduce the amount payable upon the repurchase of any senior note of such series or change the time at which any senior note of such series may be repurchased as described under “—Change of Control

Offer to Repurchase,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; or

•	make any change to the guarantee in any manner adverse to the holders of senior notes of such series.

Defeasance and Covenant Defeasance

The provisions described under “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Discharge and Defeasance” in the accompanying prospectus are applicable to the senior notes. If we effect covenant defeasance with respect to the senior notes of any series as described in the accompanying prospectus, then the covenants described above under “—Certain Covenants” and “—Change of Control Offer to Repurchase” will cease to be applicable to the senior notes of such series.

Governing Law

The indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the trustee thereunder should it become a creditor of the Guarantor, DCL or any of their subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

The senior notes will be issued as fully-registered global senior notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global senior notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global senior notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global senior notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global senior notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global senior notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Senior notes represented by a global senior note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global senior note and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we in our sole discretion determine that that global senior note will be exchangeable for definitive securities in registered form and notify the trustee of our decision.

A global senior note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global senior note as directed by DTC.

We will make principal and interest payments on all senior notes represented by a global senior note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the senior notes represented by a global senior note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global senior note;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global senior note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global senior note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global senior note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary of certain outstanding indebtedness and other financing arrangements of Discovery. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to Discovery’s filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

Senior debt

All of our currently outstanding senior notes and debentures rank equally with our existing and future senior unsecured indebtedness, have semiannual interest payments, and have no sinking fund requirements. We may redeem some or all of our currently outstanding senior notes from time to time at the applicable redemption prices, plus accrued and unpaid interest.

For descriptions of our currently outstanding senior notes, see Note 11 to the Consolidated Financial Statements included in the 2016 Discovery Annual Report.

Revolving credit agreement

Discovery’s revolving credit facility allows Discovery and certain designated foreign subsidiaries of Discovery to borrow up to $2.5 billion, including a $100 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans. Borrowing capacity under this agreement is reduced by any outstanding borrowings under the commercial paper program discussed below. The revolving credit facility agreement provides for a maturity date of August 11, 2022 and the option for up to two additional 364-day renewal periods. As of June 30, 2017, Discovery had outstanding U.S. dollar-denominated borrowings under the revolving credit facility of $700 million at a weighted average interest rate of 2.52%.

Bridge facility commitment

Discovery and DCL, entered into the commitment letter with Goldman Sachs, pursuant to which Goldman Sachs and various other lenders are committed to provide up to $6.8 billion under a 364-day senior unsecured bridge facility, to finance the merger and certain related transactions and pay fees and expenses in connection therewith. The initial committed amount of the bridge facility was $9.6 billion, which amount was reduced to $6.8 billion prior to the date hereof upon execution of the $2.0 billion term loan facility referred to below and the amendment to DCL’s revolving credit facility.

Term Loan Facility

On August 11, 2017, Discovery and DCL entered into a term loan facility with Goldman Sachs Bank USA, as administrative agent and the other lenders party thereto. The term loan facility provides for total term loan commitments of $1.0 billion in a 3-year tranche and $1.0 billion in a 5-year tranche, for an aggregate principal amount of $2.0 billion. The obligations of DCL under the term loan facility are unsecured and are guaranteed by Discovery and, following the closing of the merger, are currently expected to be guaranteed by Scripps. The proceeds of the term loan facility will be used to finance the merger and certain related transactions and pay fees and expenses in connection therewith.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations related to the purchase, ownership and disposition of the senior notes. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “U.S. Treasury Regulations”), administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. This discussion deals only with senior notes held as capital assets (generally for investment purposes) by a holder (as defined below) who purchases senior notes on original issuance at the first price at which a substantial amount of the senior notes of the applicable series are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, to which we refer as the “issue price.” This discussion does not address all aspects of U.S. federal income tax related to the purchase, ownership and disposition of the senior notes, including the alternative minimum tax or Medicare tax on net investment income, and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	holders that hold senior notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	partnerships or other pass-through entities and their members; and

•	certain former citizens or residents of the United States.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds senior notes, the tax treatment of any owner will generally depend upon the status of the owner and the activities of such entity or arrangement. A beneficial owner of a senior note that is such an entity or arrangement and its owners should consult their own tax advisors.

This discussion of material U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This discussion does not address U.S. federal estate or gift tax considerations or the tax considerations arising under the laws of any non-U.S., state or local jurisdiction. If you are considering the purchase of senior notes, you should consult your own tax advisors concerning the U.S. federal tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, the term “U.S. holder” means a beneficial owner of senior notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

In this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership for U.S. federal income tax purposes) of senior notes that is not a U.S. holder, and the term “holder” means a U.S. holder or a non-U.S. holder. Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state or local and any non-U.S. or other tax consequences that may be relevant to them.

Additional payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the senior notes. For example, we are required to repurchase the senior notes with a 1% premium (i) in connection with a Change of Control Triggering Event as described in “Description of Senior Notes—Change of Control Offer to Repurchase,” and (ii) with respect to the senior fixed rate notes, in connection with a Special Mandatory Redemption as described in “Description of Senior Notes—Special Mandatory Redemption.” The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” However, the possibility that additional payments will be made will not cause the senior notes to be contingent payment debt instruments if, as of the date the senior notes are issued, there is only a remote chance that such payments will be made or certain other exceptions apply. We have determined and intend to take the position (and this discussion assumes) that the possibility of such events occurring will not subject the senior notes to the contingent payment debt instrument rules. Our position is binding on any holder unless the holder discloses its contrary position to the IRS in the manner required by applicable U.S. Treasury Regulations. Our position is not, however, binding on the IRS. If the IRS were to challenge our position, a holder might be required to accrue income on a senior note in excess of stated interest and to treat as ordinary income, rather than capital gain, gain recognized on the disposition of a senior note. Holders should consult their own tax advisors regarding the tax consequences if the senior notes were treated as contingent payment debt instruments.

Consequences to U.S. holders

Payments of interest

Interest on a senior note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the senior notes will be equal to the stated principal amount of the senior notes or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations) and the senior notes will not be issued with original issue discount for U.S. federal income tax purposes.

Sale, redemption or other taxable disposition of senior notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a senior note equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the senior note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as interest as described under “Payments of interest” above. A U.S. holder’s adjusted tax basis in a senior note generally will be equal to the amount that such U.S. holder paid for the senior note. Any gain or loss recognized on a taxable disposition of a senior note will generally be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of a senior note, a U.S. holder is treated as holding the senior note for more than one year, such capital gain or loss will be long-term capital gain or loss. Otherwise, such capital gain or loss will be short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), net long-term capital gain generally is subject to U.S. federal income tax at preferential rates. A U.S. holder’s ability to deduct capital losses is subject to significant limitations under the Code.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on the senior notes and to the proceeds of a sale of a senior note paid to a U.S. holder unless the U.S. holder is an exempt recipient and, when required, demonstrates this fact. Backup withholding at the applicable rate (currently 28%) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of its exempt status (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income and is therefore subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

Payments of interest

In general, payments of interest on the senior notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussion below of income effectively connected with a U.S. trade or business, backup withholding and FATCA, will not be subject to U.S. federal income or withholding tax, provided that:

•	the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of Discovery stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to Discovery (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a senior note is described in Section 881(c)(3)(A) of the Code; and

•	the non-U.S. holder provides its name, address and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other applicable form) or the non-U.S. holder holds the senior notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If (i) a non-U.S. holder is engaged in a trade or business in the United States, (ii) interest on the senior notes is effectively connected with the conduct of that trade or business and (iii) if required by an applicable income tax treaty, such interest is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net-income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, redemption or other taxable disposition of senior notes

Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a senior note will not be subject to U.S. income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition of the senior note, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such non-U.S. holder will be subject to a flat 30% tax (or a lesser rate under an applicable income tax treaty) on the gain derived from the sale, redemption or other taxable disposition, which may be offset by certain U.S.-source capital losses, even though such non-U.S. holder is not considered a resident of the United States.

Information reporting and backup withholding

Generally, the applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make or the proceeds of the sale of a senior note, provided that the certification described above in the last bullet point under “Payments of interest” has been received and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, as defined under the Code.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished timely to the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on payments of interest on the senior notes and, after December 31, 2018, on payments of gross proceeds from the sale or other disposition of the senior notes (including settlement of the senior notes at maturity), if made to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempt from FATCA. If withholding under FATCA is required on any payment related to the senior notes, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS to obtain the benefit of such exemption (or reduction). Prospective investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in the senior notes.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us the principal amount of senior notes set forth opposite the names of the underwriters below:

Underwriter	Principal amount of notes	Principal amount of notes	Principal amount of notes	Principal amount of notes	Principal amount of notes
Goldman Sachs & Co. LLC	$	$	$	$	$
Citigroup Global Markets Inc.	$	$	$	$	$
Credit Suisse Securities (USA) LLC	$	$	$	$	$
BNP Paribas Securities Corp.	$	$	$	$	$
Barclays Capital Inc.	$	$	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$	$
Mizuho Securities USA LLC	$	$	$	$	$
RBC Capital Markets, LLC	$	$	$	$	$

Total	$	$	$	$	$

The underwriting agreement provides that the underwriters will purchase all of the senior notes if any of them are purchased.

The underwriters initially propose to offer the senior notes to the public at the applicable public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the senior notes to selected dealers at the applicable public offering price minus a concession of up to     % of the principal amount of the             notes, up to     % the principal amount of the             notes, up to     % the principal amount of the             notes, up to     % the principal amount of the             notes and up to     % the principal amount of the             notes.

The underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the             notes, up to     % the principal amount of the             notes, up to     % the principal amount of the             notes to certain other dealers, up to     % the principal amount of the             notes and up to     % the principal amount of the             notes. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell senior notes through certain of their affiliates. The offering of the senior notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that we will pay our expenses related to the offering, which we estimate will be $            . We will also indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The senior notes are new issues of securities, and there are currently no established trading markets for the senior notes. We do not intend to apply for the senior notes to be listed on any securities exchange or to arrange for the senior notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the senior notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the senior notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the senior notes.

In connection with the offering of the senior notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the senior notes in the open market for the purpose of pegging, fixing or maintaining the prices of the senior notes. Syndicate-covering transactions involve purchases of the senior notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the prices of the senior notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. However, there is no assurance that the underwriters will undertake any stabilization action.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased senior notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We expect that delivery of the senior notes will be made against payment therefor on             , 2017, which will be the business day following the trade date (such settlement being referred to as “T+        ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes more than two business days prior to             , 2017 will be required, by virtue of the fact that the senior notes initially settle in T+         , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the senior notes who wish to trade the senior notes during such period should consult their advisors.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with the company and its affiliates, for which they received or will receive customary fees and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the senior notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the senior notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Furthermore, certain of the underwriters and/or their respective affiliates have committed to provide debt financing for the acquisition of Scripps Networks Interactive, Inc., or the Acquisition, including certain interim financings for the Acquisition in the event this offering is not consummated or only a portion of the senior notes offered are sold in this offering. Additionally, certain of the underwriters or their affiliates also currently serve as lenders and/or agents under Discovery’s revolving credit facility.

Selling Restrictions

Canada

The senior notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the senior notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of senior notes may be made to the public in that Relevant Member State other than:

a.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b.	to fewer than 150 natural or legal persons (other than qualified investor as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of senior notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of senior notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of senior notes. Accordingly any person making or intending to make an offer in that Relevant Member State of senior notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of senior notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any senior notes to be offered so as to enable an investor to decide to purchase any senior notes , as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

Hong Kong

The senior notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the senior notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The senior notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the senior notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the senior notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

No action has been taken which would permit an offering of the senior notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The senior notes may not be offered for sale, nor may application for the sale or purchase of any senior notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the senior notes may be distributed or published in Australia unless, in each case:

(a) the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the senior notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b) the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c) the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d) the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e) such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

Switzerland

Each underwriter has agreed that: (a) it has not publicly offered, sold or advertised, and will not publicly offer, sell or advertise, the senior notes in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations (“CO”); (b) neither this prospectus supplement, the accompanying prospectus nor any documents related to the senior notes constitute a prospectus within the meaning of art. 652a or art. 1156 CO; and it will not distribute the senior notes in or from Switzerland, as such term is defined or interpreted under the Swiss Collective Investments Schemes Act (“CISA”). The senior notes will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland and, therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules

(including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange or of any other exchange or regulated trading facility in Switzerland. Accordingly, the senior notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the senior notes with a view to distribution. The investors will be individually approached by any underwriter from time to time.

LEGAL MATTERS

Certain legal matters in connection with the senior notes offered hereby and the guarantee will be passed upon for us by Debevoise & Plimpton LLP and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus with respect to Discovery by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus with respect to Scripps by reference to the Current Report on Form 8-K filed by Discovery on September 7, 2017 have been so incorporated in reliance on the report of Deloitte & Touche LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Discovery Communications, Inc.

Debt Securities

(guaranteed to the extent provided herein by Discovery Communications Holding, LLC and/or Discovery Communications, LLC)

Series A Common Stock

Series C Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Purchase Units

Warrants

Discovery Communications Holding, LLC

Debt Securities

(guaranteed to the extent provided herein by Discovery Communications, LLC and/or Discovery Communications, Inc.)

Discovery Communications, LLC

Debt Securities

(guaranteed to the extent provided herein by Discovery Communications Holding, LLC and/or Discovery Communications, Inc.)

We may issue securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Discovery Communications, Inc. has three series of common stock, Series A, Series B and Series C, which trade on the Nasdaq Global Select Market under the symbols DISCA, DISCB and DISCK, respectively.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Our principal executive offices are located at One Discovery Place, Silver Spring, Maryland 20910, and our telephone number is (240) 662-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2015

ABOUT THIS PROSPECTUS

Unless the context otherwise indicates, references in this prospectus to “we”, “our” and “us” refer, collectively, to Discovery Communications, Inc., a Delaware corporation, and its consolidated subsidiaries; the term “Discovery” means Discovery Communications, Inc.; the term “DCH” means Discovery Communications Holding, LLC, a Delaware limited liability company that is an indirect wholly-owned consolidated subsidiary of Discovery; and the term “DCL” means Discovery Communications, LLC, a Delaware limited liability company that is an indirect wholly-owned consolidated subsidiary of Discovery.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings. Discovery may offer any of the following securities: debt securities, Series A common stock, Series C common stock, preferred stock, depositary shares, purchase contracts, purchase units, warrants. DCH may offer debt securities that may be guaranteed by DCL and/or Discovery. DCL may offer debt securities that may be guaranteed by DCH and/or Discovery.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free-writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

WHERE YOU CAN FIND MORE INFORMATION

Discovery files annual, quarterly and current reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by Discovery with the SEC are also available on its website at http://www.discoverycommunications.com. Discovery’s website is not a part of this prospectus and is not incorporated by reference into this prospectus. You may also read and copy any document Discovery files at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-34177) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 19, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 5, 2015;

•	Current Reports on Form 8-K filed on February 26, 2015, February 27, March 2, 2015, March 3, 2015, March 13, 2015; March 19, 2015, May 13, 2015, May 22, 2015, and June 29, 2015;

•	The descriptions of Discovery’s common stock and rights plan contained in its Registration Statements on Form 8-A filed on September 12, 2008, including any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

One Discovery Place

Silver Spring, MD 20910

(240) 662-2000

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus, as well as in other public statements we may make, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, marketing and operating strategies, integration of acquired businesses, new service offerings, financial prospects, and anticipated sources and uses of capital. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be accomplished. The following is a list of some, but not all, of the factors that could cause actual results or events to differ materially from those anticipated:

•	continued consolidation of distribution customers and production studios;

•	a failure to secure affiliate agreements or renewal of such agreements on less favorable terms;

•	the inability of advertisers or affiliates to remit payment to us in a timely manner or at all;

•	general economic and business conditions;

•	industry trends, including the timing of, and spending on, feature film, television and television commercial production;

•	spending on domestic and foreign television advertising; disagreements with our distributors over contract interpretation;

•	fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets;

•	market demand for foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	uncertainties inherent in the development of new business lines and business strategies;

•	uncertainties regarding the financial performance of our equity method investees;

•	integration of acquired businesses;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on television advertising revenue;

•	rapid technological changes;

•	future financial performance, including availability, terms, and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software, and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	the possibility or duration of an industry-wide strike or other job action affecting a major entertainment industry union;

•	changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and adverse outcomes from regulatory proceedings;

•	changes in income taxes due to regulatory changes or changes in our corporate structure;

•	changes in the nature of key strategic relationships with partners, distributors and equity method investee partners;

•	competitor responses to our products and services and the products and services of the entities in which we have interests;

•	threatened terrorist attacks and military action;

•	reduced access to capital markets or significant increases in costs to borrow; and

•	a reduction of advertising revenue associated with unexpected reductions in the number of subscribers.

Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus or in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this prospectus is filed with the SEC. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. We cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any investor in Discovery, DCH or DCL should consider all risks and uncertainties disclosed in our SEC filings, described above under the section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

ABOUT THE REGISTRANTS

Discovery Communications, Inc.

Discovery is a global media company that provides content across multiple distribution platforms, including pay-TV, free-to-air and broadcast television networks, websites, digital distribution arrangements and content licensing agreements. Our portfolio of networks includes prominent television brands such as Discovery Channel, our most widely distributed global brand, TLC, Animal Planet, Investigation Discovery, Science and Velocity (known as Turbo outside of the U.S.). We also develop and sell curriculum-based education products and services and operate production studios.

Discovery’s objectives are to invest in content for our networks to build viewership, optimize distribution revenue, capture advertising sales, and create or reposition branded channels and businesses that can sustain long-term growth and occupy a desired content niche with strong consumer appeal. Our strategy is to maximize the distribution, ratings and profit potential of each of our branded networks. In addition to growing distribution and advertising revenues for our branded networks, we are extending content distribution across new platforms, including brand-aligned websites, web-native networks, on-line streaming, mobile devices, video on demand, and broadband channels, which provide promotional platforms for our television content and serve as additional outlets for advertising and distribution revenue. Audience ratings are a key driver in generating advertising revenue and creating demand on the part of cable television operators, direct-to-home satellite operators, telecommunication service providers, and other content distributors, who deliver our content to their customers.

Our content spans genres including survival, exploration, sports, lifestyle, general entertainment, heroes, adventure, crime and investigation, health and kids. We have an extensive library of content and own rights to much of our content and footage, which enables us to exploit our library to launch brands and services into new markets quickly. Our content can be re-edited and updated in a cost-effective manner to provide topical versions of subject matter that can be utilized around the world. Substantially all of our content is produced in high definition format.

Although we utilize certain brands and content globally, we classify our operations in two reportable segments: U.S. Networks, consisting principally of domestic television networks and websites, and International Networks, consisting primarily of international television networks, radio stations and websites; and two combined operating segments referred to as Education and Other, consisting principally of curriculum-based product and service offerings and production studios.

Discovery has three series of common stock, Series A, Series B and Series C, which trade on the Nasdaq Global Select Market under the symbols DISCA, DISCB and DISCK, respectively. Its principal executive offices are located at One Discovery Place, Silver Spring, MD 20190, and the telephone number is (240) 662-2000.

We became a public company on September 17, 2008 in connection with Discovery Holding Company (“DHC”) and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) combining their respective ownership interests in DCH and exchanging those interests with and into Discovery (the “Discovery Formation”). DCH owned and operated various television networks, website properties and other digital media services throughout the world and sold curriculum-based education products and services. As a result of the Discovery Formation, DHC and DCH became wholly-owned subsidiaries of Discovery, with Discovery becoming the successor reporting entity to DHC under the Exchange Act. We were incorporated in Delaware on April 28, 2008.

Discovery Communications Holding, LLC

DCH is an indirect wholly-owned subsidiary of Discovery and the sole owner of DCL. DCH was organized in Delaware on April 13, 2007. Its principal executive offices are located at One Discovery Place, Silver Spring, MD 20910, and its telephone number is (240) 662-2000.

Discovery Communications, LLC

DCL is an indirect wholly-owned subsidiary of Discovery. Substantially all of the operations of Discovery are conducted through DCL. DCL was converted into a Delaware limited liability company on May 14, 2007. Its principal executive offices are located at One Discovery Place, Silver Spring, MD 20910, and its telephone number is (240) 662-2000.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Discovery for the periods indicated.

	For the Three Months Ended March 31, 2015	For the Years Ended
		December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010
Consolidated ratio of earnings to fixed charges(1)(2)	4.9x	5.6x	6.1x	6.9x	7.9x	5.4x
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends(1)(2)	4.9x	5.6x	6.1x	6.9x	7.9x	5.3x

(1)	For purposes of calculating the ratios above, earnings consist of net income from continuing operations plus provision for income taxes, (earnings) loss of equity investees, distributions of income from equity investees and fixed charges. Fixed charges include interest expense and the interest portion of rent expense which is deemed to be representative of the interest factor.
(2)	On September 17, 2012, Discovery Communications, Inc. sold its postproduction audio business, whose results of operations have been reclassified to discontinued operations for all periods presented.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

Discovery, DCH and/or DCL, each of which we refer to in this section as an issuer, may offer, from time to time, unsecured general obligations, which may be senior or subordinated. We refer to the senior unsecured general obligations as senior debt securities, the subordinated unsecured general obligations as the subordinated debt securities and the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered.

DCL may issue senior debt securities from time to time, in one or more series, under the senior indenture, dated as of August 19, 2009 (as amended or supplemented from time to time, the “DCL senior indenture”) among DCL, Discovery, as guarantor, and U.S. Bank National Association, as senior trustee. Discovery and DCH may issue senior debt securities from time to time, in one or more series, under a senior indenture to be entered into between the applicable issuer and a senior trustee to be named in a prospectus supplement. The DCL senior indenture and forms of senior indenture for Discovery and DCH are filed as exhibits to this registration statement. Each issuer may issue subordinated debt securities from time to time, in one or more series, under a subordinated indenture between the applicable issuer and a subordinated trustee to be named in a prospectus supplement. The forms of subordinated indenture for each issuer are filed as exhibits to this registration statement. If Discovery, DCH and/or DCL guarantees the senior debt securities or subordinated debt securities issued by any of the other issuers, that guarantor will also become a party to the issuer’s senior indenture or subordinated indenture, as applicable. The DCL senior indenture, the forms of senior indenture for Discovery and DCH and the subordinated indentures are referred to individually as an indenture and collectively as the indentures and, together, the senior trustees and the subordinated trustees are referred to as the debt trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that may be issued by any of the issuers. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by the issuer and may be payable in any currency or currency unit designated by the issuer or in amounts determined by reference to an index.

General

The senior debt securities will constitute unsecured and unsubordinated obligations of the issuer and will rank pari passu with the issuer’s other unsecured and unsubordinated obligations. The subordinated debt securities will constitute the issuer’s unsecured and subordinated obligations and will be junior in right of payment to the issuer’s Senior Indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be the issuer’s unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•	the issuer, title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, as applicable, that the subordination provisions of the indenture shall apply to the securities of that series or that any different subordination provisions, including different definitions of the terms “senior indebtedness” or “existing subordinated indebtedness,” shall apply to securities of that series;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which the issuer will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	whether the series of debt securities will be guaranteed as to payment or performance;

•	any material U.S. federal tax implications of the debt securities; and

•	any other material terms of the debt securities.

The issuer may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. The issuer will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

The issuer may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either the issuer or any of the issuer’s subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of the issuer’s or its subsidiaries’ property or capital stock, or restricting either the issuer or any of the issuer’s subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, the issuer may not consolidate with or merge into any other person, in a transaction in which the issuer is not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes by supplemental indenture the issuer’s obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event the issuer has a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. An event of default for any series of senior debt securities is defined under the senior indenture as being:

•	the issuer’s default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise, if that default continues for a period of five days (or such other period as may be specified for such series);

•	the issuer’s default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 60 days (or such other period as may be specified for such series);

•

the issuer’s default in the performance of or breach of any of its covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after the issuer receives written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series (with a copy to the trustee if given by the holders);

•	there occurs any other event of default provided for in such series of senior debt securities;

•	a court having jurisdiction enters a decree or order for (1) relief in respect of the issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (2) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the issuer or for all or substantially all of the issuer’s property and assets; or (3) the winding up or liquidation of the issuer’s affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

•	the issuer (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law; (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the issuer’s for all or substantially all of the issuer’s property and assets; or (3) effects any general assignment for the benefit of creditors.

The default by the issuer under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to the issuer and to the trustee, if such notice is given by the holders, may declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to the issuer and is continuing, the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of at least a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of at least a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of or interest, if any, on such senior debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of the issuer’s officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of the issuer’s compliance with all conditions and covenants under the senior indenture.

Discharge and Defeasance. The senior indenture provides that the issuer (a) may be discharged from its obligations in respect of the debt securities (“defeasance and discharge”), or (b) may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “—Consolidation, Merger and Sale of Assets”, when the issuer has irrevocably deposited with the trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the debt securities or (ii) such amount of direct obligations of, or obligations guaranteed by, the government which issued the currency in which the debt securities of such series are denominated, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of and interest to stated maturity (or redemption) on, the debt securities. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, the issuer’s delivery of an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. In the case of defeasance and discharge only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Modification and Waiver. The issuer and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation to the issuer, and the assumption by such successor corporation of the issuer’s covenants, agreements and obligations under the senior indenture;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to add to the issuer’s covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and the issuer’s compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, on any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•	reduces the above-stated percentage of outstanding senior debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the senior indenture;

•	waives a default in the payment of principal of or interest on the senior debt securities;

•	modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•	reduces the amount of senior debt securities whose holders must consent to a supplemental indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, Members. The senior indenture provides that no recourse shall be had under or upon any obligation, covenant or agreement of the issuer’s in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director or member, past, present or future, of the issuer or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein, contain limitations on the rights of the trustee thereunder should it become a creditor of Discovery, DCH, DCL or any of their subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

The issuer may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination and the remedies and procedures upon an event of default described above under “—Certain Terms of the Senior Debt Securities—Events of Default,” or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of the issuer’s Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of the issuer’s Senior Indebtedness, the issuer may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of the issuer’s assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all the issuer’s Senior Indebtedness. Because of this subordination, if the issuer dissolves or otherwise liquidates, holders of its subordinated debt securities may receive less, ratably, than holders of the issuer’s Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. The issuer’s senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Guarantees

Parent Guarantee. Unless the applicable prospectus supplement states otherwise, Discovery will fully and unconditionally guarantee (the “Discovery parent guarantee”) to each holder of debt securities issued by DCH or DCL pursuant to this prospectus the due and punctual payment of the principal of, and any premium and any interest on, those debt securities, when and as the same becomes due and payable, whether at maturity, upon acceleration or otherwise. In addition, if indicated in the applicable prospectus supplement, DCH will fully and unconditionally guarantee (the “DCH parent guarantee” and together with the Discovery parent guarantee, the “parent guarantees”) the due and punctual payment of the principal of, and any premium and any interest on, debt securities issued by DCL. The related prospectus supplement will describe the parent guarantees, including the terms under which the parent guarantees will be provided. The parent guarantees will be unsecured and, with respect to parent guarantees of senior debt securities, will rank equally with all other unsecured and unsubordinated obligations of DCH and/or Discovery as applicable, and with respect to parent guarantees of subordinated debt securities, will rank equally with all other unsecured and subordinated obligations of DCH and/or Discovery as applicable.

Subsidiary Guarantee. Unless otherwise indicated in a prospectus supplement, none of the debt securities will be guaranteed by any subsidiaries of the issuer. If the applicable prospectus supplement specifies otherwise, however, DCL or DCH (each, a “subsidiary guarantor”) may fully and unconditionally guarantee to each holder of debt securities issued by Discovery (each, a “subsidiary guarantee”), or DCL may fully and unconditionally guarantee to each holder of debt securities issued by DCH, the due and punctual payment of the principal of, and any premium and any interest on, those debt securities, when and as the same becomes due and payable, whether at maturity, upon acceleration or otherwise. None of the issuers’ other subsidiaries is now required, or will be required by the indentures, to guarantee any series of the debt securities. The related prospectus supplement will describe the subsidiary guarantee and the terms under which such subsidiary guarantee will be provided. The subsidiary guarantees will be unsecured and, with respect to subsidiary guarantees of senior debt securities, will rank equally with all other unsecured and unsubordinated obligations of the respective subsidiary guarantor, and, with respect to the subsidiary guarantee of subordinated debt securities, will rank equally with all other unsecured and subordinated obligations of the respective subsidiary guarantor.

The subsidiary guarantees will provide that the obligations of each subsidiary guarantor will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance. The subsidiary guarantees of the debt securities may be subject to review under United States federal or state fraudulent transfer law, which could limit their enforceability. To the extent that a United States court were to find that (x) the subsidiary guarantees were incurred with intent to hinder, delay or defraud any present or future creditor, or a subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) the subsidiary issuing the subsidiary guarantee did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guarantees and any subsidiary guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of the subsidiary guarantees, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of a subsidiary guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, that court could avoid or subordinate the subsidiary guarantees in favor of a subsidiary guarantor’s other creditors. If the subsidiary guarantees were subordinated by a court, payments of principal and interest on the debt securities generally would be subject to the prior payment in full of all other indebtedness of the subsidiary guarantor. Among other things, a legal challenge of the subsidiary guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantor as a result of the issuance by the issuer of the debt securities. The extent (if any) to which a particular subsidiary guarantor may be deemed to have received such benefits may depend on the use of the proceeds of any offering of debt securities which are guaranteed by the subsidiary guarantors, including the extent (if any) to which such proceeds or benefits therefrom are contributed to the subsidiary guarantor. The measure of insolvency for purposes of the foregoing will vary depending on the law of the applicable jurisdiction. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability under its existing debts as such debts become absolute and matured. There can be no assurance, however, that a court would determine that any particular subsidiary guarantor received fair consideration or reasonably equivalent value for issuing its subsidiary guarantee.

DESCRIPTION OF COMMON STOCK

General

The following is a description of the material terms and provisions of Discovery’s common stock. It may not contain all the information that is important to you. You can access complete information by referring to Discovery’s restated charter and bylaws.

Under Discovery’s restated charter, it has authority to issue 3,800,000,000 shares designated as common stock, par value $0.01 per share. Discovery’s common stock is divided into three series. Discovery has authorized 1,700,000,000 shares of Series A common stock, 100,000,000 shares of Series B common stock, and 2,000,000,000 shares of Series C common stock. As of July 15, 2015, 149,299,771 shares of Series A common stock, 6,539,137 shares of Series B common stock and 274,277,117 shares of Series C common stock were issued and outstanding.

Common Stock

The holders of Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

Voting Rights

The holders of Series A common stock are entitled to one vote for each share held, and the holders of Series B common stock are entitled to ten votes for each share held, on all matters voted on by stockholders, including elections of directors (other than the directors to be elected by the holders of Series A convertible preferred stock, as provided in “Description of Preferred Stock—Series A Convertible Preferred Stock and Series C Convertible Preferred Stock—Series A Preferred Stock Directors” below). The holders of Series C common stock are not entitled to any voting powers, except as required by Delaware law. If the vote or consent of holders of Series C common stock is required for a matter by Delaware law, the holders of Series C common stock will be entitled to 1/100th of a vote for each share held. Subject to any preferential rights of holders of Series A convertible preferred stock and any other outstanding series of Discovery’s preferred stock created by Discovery’s board from time to time, the holders of outstanding shares of Series A common stock, Series B common stock, Series A convertible preferred stock, and each series of any other preferred stock entitled to vote thereon, if any, will vote as one class with respect to all matters to be voted on by stockholders of Discovery (excluding, with respect to the holders of Series A convertible preferred stock, the election of the directors to be elected by the holders of common stock). In addition, the consent of holders of 75% of the then-outstanding shares of Series B common stock, voting together as a separate class, is required for any issuance of shares of Series B common stock by Discovery (except in limited circumstances).

Dividends

Subject to any preferential rights of any outstanding series of Discovery’s preferred stock created by Discovery’s board from time to time, the holders of Discovery’s common stock are entitled to such dividends as may be declared from time to time by Discovery’s board from funds available therefor. Except as otherwise described under “—Distributions,” whenever a dividend is paid to the holders of one of series of common stock, Discovery will also pay to the holders of the other series of common stock an equal per share dividend.

Conversion

Each share of Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. Series A common stock and Series C common stock are not convertible.

Distributions

Distributions made in shares of Series A common stock, Series B common stock, Series C common stock or any other security with respect to Series A common stock, Series B common stock or Series C common stock may be declared and paid only as follows:

•	a share distribution (i) consisting of shares of Series C common stock (or securities convertible therefor) to holders of Series A common stock, Series B common stock and Series C common stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A common stock (or securities convertible therefor) to holders of Series A common stock, on an equal per share basis, (y) shares of Series B common stock (or securities convertible therefor) to holders of Series B common stock, on an equal per share basis, and (z) shares of Series C common stock (or securities convertible therefor) to holders of Series C common stock, on an equal per share basis; or

•	a share distribution consisting of shares of any class or series of securities of Discovery or any other person, other than Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or (3) a separate class or series of securities to the holders of one or more series of Discovery’s common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Discovery’s common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provision and the holders of Series A common stock, Series B common stock and Series C common stock receiving securities of the class or series such that the relative voting rights of the securities of the class or series of securities to be received by the holders of each series of common stock corresponds, to the extent practicable, to the relative voting rights of each such series of Discovery’s common stock, and provided further that, in each case, the distribution is otherwise made on an equal per share basis; and provided further that the holders of Discovery Series B common stock have a consent right with respect to certain distributions of voting securities on Discovery Series C common stock and certain distributions pursuant to which the holders of Discovery Series B common stock would receive voting securities with lesser voting rights than those of the Discovery Series B common stock.

Discovery may not reclassify, subdivide or combine any series of its common stock without reclassifying, subdividing or combining the other series of its common stock, on an equal per share basis.

The foregoing distribution provisions were structured to ensure that all holders of Discovery common stock are treated equally in a distribution, while protecting the relative voting rights associated with each of the Series A and Series B shares of Discovery common stock. The distribution provisions permit holders of each series to receive a distribution of shares of the same series because such a distribution would not affect any series’ relative voting rights. The distribution provisions also permit Series C shares to be distributed to all holders of Discovery common stock because the relative voting power of the holders of Discovery Series A and Series B common stock would not be diluted by a distribution of non-voting stock. However, the distribution provisions do not permit either Series A shares or Series B shares to be distributed to all holders of Discovery common stock because the voting power of the holders of the higher voting series of stock would be diluted by the distribution of their series of voting stock to lower voting or non-voting series of stock. Lastly, the distribution provisions relating to other Discovery securities or non-Discovery stock replicate, to the extent practicable, the protections afforded to the various series of Discovery common stock described above.

Liquidation and Dissolution

In the event of Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment in full of any preferential amounts to which Discovery’s preferred stock holders may be entitled including the liquidation preference granted to holders of Series A convertible preferred stock and Series C convertible preferred stock as described in the section “Description of Preferred Stock—Series A Convertible Preferred Stock and Series C Convertible Preferred Stock—Liquidation Preference” below, the holders of Series A common stock, Series B common stock, Series C common stock and Series A convertible preferred stock and Series C convertible preferred stock will share equally, on a share for share basis (and in case of holders of Series A convertible preferred stock and Series C convertible preferred stock, on an as converted to common stock basis), in Discovery’s assets remaining for distribution to the holders of Discovery’s common stock.

Anti-Takeover Effects of Provisions of the Restated Charter and Bylaws

Board of Directors

Discovery’s restated charter and bylaws provide that, subject to any rights of the holders of any series of Discovery’s preferred stock to elect additional directors and rights of holders of Series A convertible preferred stock to elect Series A preferred stock directors, the number of Discovery’s directors will not be less than three or greater than fifteen directors. The members of Discovery’s board (other than those who may be elected by holders of Discovery’s preferred stock or Series A preferred stock directors), which we refer to as common stock directors, are divided into three classes. Each class of common stock directors consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of common stock directors. The term of office of Discovery’s Class I directors expires at the annual meeting of Discovery stockholders in 2018. The term of office of Discovery’s Class II directors expires at the annual meeting of Discovery stockholders in 2016. The term of office of Discovery’s Class III directors expires at the annual meeting of Discovery stockholders in 2017. At each annual meeting of Discovery stockholders, the successors of that class of common stock directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, Discovery’s common stock directors may be removed from office only for cause (as defined in Discovery’s restated charter) upon the affirmative vote of the holders of at least a majority of the aggregate voting power of Discovery’s outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, vacancies in the offices of common stock directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on Discovery’s board, will be filled only by the affirmative vote of a majority of the remaining common stock directors then in office (even though less than a quorum) or by the sole remaining common stock director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting Discovery’s board will shorten the term of any incumbent director, except as may be provided in the restated charter of Discovery or in any certificate of designation with respect to a series of Discovery’s preferred stock with respect to any additional director elected by the holders of that series of Discovery’s preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of Discovery’s board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors (and in certain circumstances three elections) for any individual or group to gain control of Discovery’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Discovery.

No Stockholder Action by Written Consent; Special Meetings

Discovery’s restated charter provides that, (except (i) as otherwise provided in the terms of any series of preferred stock or (ii) with respect to an action taken by the holders of Series B common stock when voting together as a separate class), any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Holders of Series A convertible preferred stock voting as a separate class on any Special Class Vote Matter (as defined below under “Description of Preferred Stock—Series A Convertible Preferred Stock and Series C Convertible Preferred Stock—Special Class Vote Matters”) or on the election or removal of Series A preferred stock directors are permitted to act by written consent. Except as otherwise required by law and subject to the rights of the holders of any series of Discovery’s preferred stock, special meetings of Discovery stockholders for any purpose or purposes may be called only by Discovery’s Secretary at the request of at least 75% the directors of Discovery’s board then in office. No business other than that stated in the notice of special meeting will be transacted at any special meeting.

Advance Notice Procedures

Discovery’s bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of Discovery stockholders.

All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to Discovery’s Secretary. To be timely, a stockholder’s notice must be given to Discovery’s Secretary at Discovery’s offices as follows:

(1) with respect to an annual meeting of Discovery stockholders that is called for a date not more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of Discovery stockholders, such notice will be given no earlier than the close of business on the 90th day prior to such anniversary and no later than the close of business on the 60th day prior to such anniversary;

(2) with respect to an annual meeting of Discovery stockholders that is called for a date which is more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of Discovery stockholders, such notice will be given no earlier than the close of business on the 100th day prior to the current annual meeting and not later than the close of business on the later of (A) the 70th day prior to the current annual meeting or (b) the 10th day following the day on which Discovery first publicly announces the date of the current annual meeting; and

(3) with respect to an election to be held at a special meeting of Discovery stockholders, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

The public announcement of an adjournment or postponement of a meeting of Discovery stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to Discovery’s board at any meeting is increased, and Discovery does not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it will be delivered to Discovery’s Secretary at Discovery’s offices not later than the close of business on the 10th day following the day on which Discovery first made the relevant public announcement.

Amendments

Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock and rights of holders of Series A convertible preferred stock with respect to the Special Class Vote Matters, the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of Discovery’s restated charter or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of Discovery stockholders or (2) which has been approved by at least 75% of the members of Discovery’s board then in office. Subject to the rights of holders of Series A convertible preferred stock to approve the amendments of any material bylaw provisions, Discovery’s restated charter further provides that the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of Discovery’s bylaws, provided that the foregoing voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of Discovery’s board then in office.

Supermajority Voting Provisions

In addition to the Special Class Vote Matters and supermajority voting provisions discussed under “—Amendments” above, Discovery’s restated charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required for:

•	Discovery’s merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of Discovery stockholders, or (2) that at least 75% of the members of Discovery’s board of directors then in office have approved;

•	the sale, lease or exchange of all, or substantially all, of Discovery’s assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of Discovery’s board of directors then in office have approved; or

•	Discovery’s dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of Discovery’s board of directors then in office have approved such dissolution.

Shareholder Rights Plan

On September 17, 2008, the Discovery board of directors declared a dividend of preferred share purchase rights to holders of record of Discovery’s common stock and holders of record of Discovery’s convertible preferred stock as of immediately after the effectiveness of the merger (the “Record Date”). The dividend consisted of one Series A Right for each share of Series A common stock outstanding or Series A convertible preferred stock outstanding on the Record Date, one Series B Right for each share of Series B common stock outstanding on the Record Date and one Series C Right for each share of Series C common stock outstanding or Series C convertible preferred stock outstanding on the Record Date. Each Series A Right represents the right to purchase 1/1000th of a share of Discovery’s Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Junior Preferred Stock”), each Series B Right represents the right to purchase 1/1000th of a share of Discovery’s Series B Junior Participating Preferred Stock, par value $.01 per share (the “Series B Junior Preferred Stock”) and each Series C Right (collectively with the Series A Rights and the Series B Rights, the “Rights”) represents the right to purchase 1/1000th of a share of Discovery’s Series C Junior Participating Preferred Stock, par value $.01 per share (the “Series C Junior Preferred Stock” and, collectively with the Series A Junior Preferred Stock and the Series B Junior Preferred Stock, the “Junior Preferred Stock”).

The description and terms of the Rights are set forth in a Rights Agreement, dated as of September 17, 2008 and amended as of December 10, 2008, as the same may be further amended from time to time (the “Rights Agreement”), between Discovery and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person” (as described below) or (ii) 10 business days (or such later date as may be determined by action of the board of directors of Discovery prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the common stock certificates or Convertible Preferred Stock certificates outstanding as of the Record Date, by such common stock certificate or Convertible Preferred Stock certificate together with the Summary of Rights included in Amendment No. 1 to the Rights Agreement between Discovery and Computershare Trust Company, N.A. dated December 10, 2008 and incorporated by reference herein, or in the case of uncertificated shares, the balances indicated in the book-entry account system of the transfer agent for the common stock or the Convertible Preferred Stock. Except in certain situations, a person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of 10% or more of the outstanding shares of common stock. Notwithstanding the foregoing, generally, where a person or group of affiliated or associated persons has a Schedule 13G on file with the SEC pursuant to the requirements of Rule 13d-1 under the Exchange Act, and only for so long as such person or group of affiliated or associated persons continues to report on Schedule 13G, does not acquire beneficial ownership of shares of Series A common stock representing 10% or more of the outstanding shares of common stock (for purposes of calculating the shares of Series A common stock beneficially owned by a person, treating any shares of Series B common stock beneficially owned as having been converted into shares of Series A common stock) and does not acquire beneficial ownership of 5% or more of the outstanding shares of Series B common stock, such person or group of affiliated or associated persons becomes an Acquiring Person upon acquiring beneficial ownership of 20% or more of the outstanding shares of common stock.

The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the common stock or the Convertible Preferred Stock. Until the Distribution Date (or earlier expiration of the Rights), new common stock certificates or Convertible Preferred Stock certificates issued after the Record Date upon transfer or new issuances of common stock or Convertible Preferred Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the transfer of any shares of common stock or Convertible Preferred Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with such shares of common stock or Convertible Preferred Stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Series A Rights (“Series A Rights Certificates”), the Series B Rights (“Series B Rights Certificates”) and the Series C Rights (“Series C Rights Certificates” and, collectively with the Series A Right Certificates and the Series B Right certificates, the “Rights Certificates”) will be mailed to holders of record of the Series A common stock, the Series B common stock, the Series C common stock, the Series A Convertible Preferred Stock and the Series

C Convertible Preferred Stock, respectively (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), as of the close of business on the Distribution Date, and thereafter such separate Rights Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on September 17, 2018 (the “Final Expiration Date”), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Discovery, in each case as described below.

The Purchase Price payable to exercise the Rights, and the number of shares of Junior Preferred Stock or other securities or property issuable upon any such exercise are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of the Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Junior Preferred Stock at a price, or securities convertible into Junior Preferred Stock with a conversion price, less than the then-current market price of the Junior Preferred Stock or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights associated with each share of common stock is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date. The number of outstanding Rights associated with each share of Convertible Preferred Stock is subject to adjustment in the event of a stock dividend on the Convertible Preferred Stock payable in shares of Convertible Preferred Stock or subdivisions, consolidations or combinations of the Convertible Preferred Stock occurring, in any such case, prior to the Distribution Date.

Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share of Junior Preferred Stock, and (b) an amount per share of Junior Preferred Stock equal to 1,000 times the dividend declared per share of the applicable series of common stock. In the event of liquidation, dissolution or winding up of Discovery, the holders of the Junior Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of the applicable series of common stock. Each share of Junior Preferred Stock will have 1,000 times the number of votes each share of the applicable series of common stock has on matters such series is entitled to vote on, which shall be voted together with the applicable series of common stock (and, accordingly, the Series C Junior Preferred Stock, like the Series C common stock, will not ordinarily have any voting power). Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of the applicable series of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the Junior Preferred Stock’s dividend, liquidation and voting rights, the value of the 1/1000th interest in a share of Junior Preferred Stock purchasable upon exercise of each Series A Right, Series B Right and Series C Right should approximate the value of one share of Series A common stock, Series B common stock and Series C common stock, respectively.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of Series A common stock (in the case of a Series A Right), Series B common stock (in the case of a Series B Right) or Series C common stock (in the case of a Series C Right), having a market value equal to two times the exercise price of the Right.

In the event that, after a person or group has become an Acquiring Person, Discovery is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom Discovery has engaged in such transaction (or its parent) that at the time of such transaction have a market value equal to two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of shares of common stock representing 50% or more of the total number of votes entitled to be cast generally by the holders of the common stock then outstanding, the board of directors of Discovery may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become void), in whole or in part, for shares of common stock or Junior Preferred Stock (or a series of Discovery’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of Junior Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Junior Preferred Stock or common stock will be issued (other than fractions of Junior Preferred Stock which are integral multiples of 1/1000th of a share of Junior Preferred Stock, which may, at the election of Discovery, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Junior Preferred Stock or the common stock.

At any time prior to the time an Acquiring Person becomes such, the board of directors of Discovery may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”) payable, at the option of Discovery, in cash, shares of common stock or such other form of consideration as the board of directors of Discovery shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors of Discovery in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights remain redeemable, Discovery may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, Discovery may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of Discovery, including, without limitation, the right to vote or to receive dividends.

Registration Rights

At the closing of the Discovery Formation, Discovery and Advance/Newhouse entered into a registration rights agreement.

Pursuant to the registration rights agreement, subject to certain limitations and restrictions, Advance/Newhouse has the right to require Discovery to use its reasonable efforts to register the shares of Discovery common stock issuable upon conversion of the convertible preferred stock issued in the Discovery Formation. Advance/Newhouse has the right to demand up to three such registrations, subject to certain conditions. Discovery will be responsible for customary registration expenses incurred in connection with any such registration. Subject to certain limitations and restrictions, Advance/Newhouse has the right to assign any or all of its registration rights to any member of its stockholder group and to third parties. Any such transferee is required to agree to be bound by the registration rights agreement and such transfer is to be effected in accordance with applicable securities laws. Advance/Newhouse may effect an underwritten public offering with respect to shares included in a shelf registration statement so long as the gross proceeds to the selling holders are expected to exceed $100,000,000. Advance/Newhouse will be permitted to select one co-lead bookrunning managing underwriter for such public offering reasonably acceptable to Discovery and Discovery will select the remaining co-lead bookrunning managers.

Advance/Newhouse also has piggy-back registration rights to participate in any primary or secondary offering of shares of Discovery common stock by Discovery, whether for its own account or for the account of any other stockholders.

The registration rights agreement also contains customary provisions relating to blackout periods and indemnification

Transfer Agent and Registrar

The transfer agent for Discovery’s common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms and provisions of the preferred stock that Discovery may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any applicable prospectus supplement are not complete. You should refer to Discovery’s restated charter and bylaws and the certificate of designation in connection with the offering of a particular series of preferred stock.

General

Under Discovery’s restated charter, Discovery has authority to issue 200,000,000 shares of preferred stock, par value $0.01 per share. Discovery currently has five designated series of preferred stock. Discovery has authorized 75,000,000 shares of Series A convertible preferred stock, 75,000,000 shares of Series C convertible preferred stock, 1,700,000 shares of Series A Junior Preferred Stock, 100,000 shares of Series B Junior Preferred Stock, and 2,000,000 shares of Series C Junior Preferred Stock. The remaining 46,200,000 authorized shares of preferred stock are undesignated as to series and are issuable in accordance with the provisions of the restated charter. As of July 15, 2015, 71,107,312 shares of Series A convertible preferred stock, 38,855,145 shares of Series C convertible preferred stock, and no shares of Junior Preferred Stock were issued and outstanding. We are not registering the resale of the outstanding Series A convertible preferred stock or the outstanding Series C convertible preferred, nor are we registering the issuance of additional shares of Series A convertible preferred stock or Series C convertible preferred stock pursuant to this prospectus. The Junior Preferred Stock is discussed above under “Description of Common Stock—Shareholder Rights Plan.”

Pursuant to Discovery’s restated charter, Discovery is authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of its board of directors. Discovery’s board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, powers, preferences and limitations applicable to each series of the preferred stock. The authorized shares of Discovery’s preferred stock are available for issuance without further action by Discovery’s stockholders, unless such action is subject to the approval of the holders of Series A convertible preferred stock or required by applicable law or the rules of any stock exchange or automated quotation system on which Discovery’s securities may be listed or traded. If the approval of Discovery’s stockholders is not required for the issuance of shares of Discovery’s preferred stock, Discovery’s board may determine not to seek stockholder approval.

A series of Discovery’s preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Discovery’s board of directors will make any determination to issue such shares based upon its judgment as to the best interests of Discovery’s stockholders. Discovery’s board of directors, in so acting, could issue Discovery’s preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of Discovery’s board of directors, including a tender offer or other transaction that some, or a majority, of Discovery stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation of dividends, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•	any conversion provisions;

•	whether Discovery has elected to offer depositary shares as described under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of Discovery’s general creditors.

As described under “Description of Depositary Shares,” Discovery may, at its option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon Discovery’s liquidation, dissolution or winding up of its affairs, rank:

•	senior to all classes or series of Discovery’s common stock and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon Discovery’s liquidation, dissolution or winding up of its affairs;

•	on a parity with all equity securities issued by Discovery, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon Discovery’s liquidation, dissolution or winding up of its affairs; and

•	junior to all equity securities issued by Discovery, the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon Discovery’s liquidation, dissolution or winding up of its affairs.

The term “equity securities” does not include convertible debt securities.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by Discovery’s board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on Discovery’s stock books on record dates fixed by Discovery’s board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If Discovery’s board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and Discovery will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date Discovery initially issues shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities.

No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Discovery’s affairs, then, before it makes any distribution or payment to the holders of any common stock or any other class or series of its capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of its affairs, the holders of each series of preferred stock shall be entitled to receive out of assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable prospectus supplement, plus any accrued and unpaid dividends thereon. Such dividends will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. Unless otherwise specified in the prospectus supplement, after payment of the full amount of their liquidating distributions, the holders of preferred stock will have no right or claim to any of Discovery’s remaining assets. Upon any such voluntary or involuntary liquidation, dissolution or winding up, if Discovery’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all other classes or series of its capital stock ranking on parity with the preferred stock and all other such classes or series of shares of capital stock ranking on parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Upon liquidation, dissolution or winding up and if Discovery has made liquidating distributions in full to all holders of preferred stock, it will distribute its remaining assets among the holders of any other classes or series of capital stock ranking junior to the preferred stock according to their respective rights and preferences and, in each case, according to their respective number of shares. For such purposes, Discovery’s consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of its property or business will not be deemed to constitute a liquidation, dissolution or winding up of its affairs.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at Discovery’s option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of preferred stock that shall be redeemed by Discovery in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. Unless the shares have a cumulative dividend, such accrued dividends will not include any accumulation in respect of unpaid dividends for prior dividend periods. Discovery may pay the redemption price in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of Discovery’s capital stock, the terms of such preferred stock may provide that, if no such shares of its capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable shares of Discovery’s capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, Discovery will not redeem any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full cumulative dividends on the preferred stock for the past and current dividend period; or

•	if such series of preferred stock does not have a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full dividends for the current dividend period.

In addition, Discovery will not acquire any preferred stock of a series unless:

•	if that series of preferred stock has a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full cumulative dividends on all outstanding shares of such series of preferred stock for all past dividend periods and the then current dividend period; or

•	if that series of preferred stock does not have a cumulative dividend, Discovery has declared and paid or contemporaneously declares and pays or sets aside funds to pay full dividends on the preferred stock of such series for the then current dividend period.

However, at any time Discovery may purchase or acquire preferred stock of that series (1) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series or (2) by conversion into or exchange for shares of Discovery’s capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, Discovery will determine the number of shares that may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder or by any other equitable manner that Discovery determines. Such determination will reflect adjustments to avoid redemption of fractional shares.

Unless otherwise specified in the prospectus supplement, Discovery will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock to be redeemed at the address shown on its stock transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date;

•	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate; and

•	the specific number of shares to be redeemed from each such holder if fewer than all the shares of any series are to be redeemed.

If notice of redemption has been given and Discovery has set aside the funds necessary for such redemption in trust for the benefit of the holders of any shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Voting Rights

Holders of preferred stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Unless otherwise provided for under the terms of any series of preferred stock, no consent or vote of the holders of shares of preferred stock or any series thereof shall be required for any amendment to the restated charter that would increase the number of authorized shares of preferred stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of preferred stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of preferred stock or such series, as the case may be, then outstanding).

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into Series A common stock or Series C common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of Series A common stock or Series C common stock into which the shares of preferred stock are convertible, the conversion price, rate or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at Discovery’s option or at the option of the holders of the preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption.

Transfer Agent and Registrar

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Series A Convertible Preferred Stock and Series C Convertible Preferred Stock

The holders of Discovery’s Series A convertible preferred stock and Series C convertible preferred stock have the rights, powers and privileges described below.

General Voting Rights

In connection with any matter as to which the holders of Series A common stock and Series B common stock are entitled to vote other than the election of common stock directors, holders of Series A convertible preferred stock and, if holders of Series C common stock are entitled to vote pursuant to Delaware law, the holders of Series C convertible preferred stock, have the right to vote with holders of common stock on an as converted to common stock basis, voting together as a single class on all matters to be voted on by stockholders of Discovery (excluding the election of common stock directors).

Special Class Vote Matters

So long as Advance/Newhouse or any of the direct or indirect subsidiaries of Advance Publications, Inc. or Newhouse Broadcasting Corporation (collectively referred to as the “ANPP Stockholder Group”) or any ANPP Permitted Transferee (as defined below) owns or has the right to vote such number of shares of Series A convertible preferred stock constituting at least 80% of the number of shares equal to the sum of (x) the number of shares of Series A convertible preferred stock issued to the ANPP Stockholder Group in the Transaction plus (y) the number of shares of Series A convertible preferred stock released to the ANPP Stockholder Group from escrow (such number of shares, the “Base Amount”), Discovery’s restated charter requires the consent of the holders of a majority of such shares of Series A convertible preferred stock (“Majority Holders”) before Discovery or any of its subsidiaries can take any of the actions described below (any such action, a “Special Class Vote Matter”).

The term “ANPP Permitted Transferee” means a person (who is not a member of the ANPP Stockholder Group) that acquires record and beneficial ownership of all outstanding shares of Series A convertible preferred stock from one or more members of the ANPP Stockholder Group or another ANPP Permitted Transferee, provided that the shares of Series A convertible preferred stock, Series C convertible preferred stock and Discovery common stock beneficially owned by such transferee and its affiliates immediately following such transfer do not exceed the Maximum Amount.

The term “Maximum Amount” means a number of shares of Discovery common stock equal to (x) 7.5% of the sum of (A) the number of shares of Discovery common stock (including shares issuable on conversion of Series A convertible preferred stock or Series C convertible preferred stock (other than escrow shares)) outstanding immediately following the effective time of the merger, (B) the number of shares of Discovery common stock issuable upon conversion of Series A convertible preferred stock and Series C convertible preferred stock released to the ANPP Stockholder Group from escrow, and (C) the number of shares of Discovery common stock issuable upon exercise of options of Discovery, which options were converted in the merger from options to acquire shares of DHC common stock; plus (y) the number of shares of Discovery common stock issuable upon conversion of the shares of Series A convertible preferred stock and Series C convertible preferred stock issued to Advance/New house in the Transaction; plus (z) any shares of Series A convertible preferred stock and Series C convertible preferred stock released from escrow. The Maximum Amount is subject to adjustment upon certain transfers of shares of Series A convertible preferred stock or Series C convertible preferred stock (or shares of common stock issuable upon conversion thereof). The Maximum Amount will be deemed to have been exceeded if after the date shares of Series A convertible preferred stock and Series C convertible preferred stock were initially issued to Advance/New house, any member of the ANPP Stockholder Group or any ANPP Permitted Transferee acquires shares of common stock or transfers shares of Series A convertible preferred stock or Series C convertible preferred stock to any third party and such transaction results in an increase in the aggregate voting power held by the ANPP Stockholder Group, ANPP Permitted Transferee, or such transferee and their respective affiliates collectively following such transaction by greater than 1% of the aggregate voting power held by the ANPP Stockholder Group immediately after the effective time of the merger. For purposes of calculating such aggregate voting power, escrow shares will be excluded, any shares of Series A convertible preferred stock released from escrow will be included, and the number of shares of Discovery common stock issuable upon exercise of options to acquire Discovery common stock outstanding immediately after the merger, will be included.

Special Class Vote Matters are any:

•	increase in the size of the board in excess of 11 directors;

•	fundamental change in the business of Discovery and its subsidiaries;

•	investment, joint venture or acquisition constituting a material departure from the current lines of business of Discovery;

•	the material amendment, alteration or repeal of any provision of Discovery’s restated charter or bylaws (or the organizational documents of any Discovery subsidiary);

•	related party transactions between Discovery and its subsidiaries and any related party unless similar to comparable transactions with third parties or on arm’s length terms;

•	merger, consolidation or other business combination by Discovery into another entity other than transactions with its direct or indirect wholly-owned subsidiaries;

•	disposition or acquisition by Discovery or any of its subsidiaries of any assets or properties exceeding $250 million in aggregate value or acquisition in which stock consideration is paid having voting rights superior to the voting rights of the Series A convertible preferred stock;

•	authorization, issuance, reclassification, redemption, exchange, subdivision or recombination of any equity securities of Discovery or its material subsidiaries other than certain specified exceptions;

•	action resulting in the voluntary liquidation, dissolution or winding up of Discovery or any of its material subsidiaries;

•	substantial change in Discovery’s service distribution policy and practices;

•	dividend on, or distribution to holders of, equity securities of Discovery or any subsidiary of Discovery subject to specified exceptions;

•	incurrence of indebtedness by Discovery or any of its subsidiaries if total debt of Discovery and its subsidiaries would exceed four times the annualized cash flow of Discovery for the previous four consecutive quarterly periods or result in debt service for the next twelve months exceeding sixty-six percent of its annualized cash flow;

•	appointment or removal of the Chairman of the board or Chief Executive Officer of Discovery;

•	public offering of any securities of Discovery or any of its subsidiaries subject to certain specified exceptions; and

•	adoption of Discovery’s annual business plan or any material deviation therefrom.

Series A Preferred Stock Directors

The holders of the Series A convertible preferred stock have the right to elect three members of the board of directors, and two such directors must qualify as independent directors as defined by the applicable rules and regulations of Nasdaq or the SEC. The shares of common stock are not entitled to vote in the election of such directors.

Any vacancy in the office of a preferred stock director will be filled solely by the holders of the Series A convertible preferred stock entitled to appoint such director. A preferred stock director may be removed without cause by the written consent of the holders of a majority of the then outstanding shares of the Series A convertible preferred stock and may be removed with cause (as defined in Discovery’s restated charter) upon the affirmative vote of the holders of a majority of the total voting power of the then outstanding shares of Discovery’s common stock and Series A convertible preferred stock and any other series of preferred stock entitled to vote upon the election of common stock directors voting together as a single class.

Dividends

Subject to the prior preferences and other rights of any senior stock, whenever a cash dividend is paid to the holders of Discovery common stock, Discovery will also pay to the holders of the Series A convertible preferred stock and Series C convertible preferred stock an equal per share cash dividend on an as converted to common stock basis.

Conversion

Each share of Series A convertible preferred stock is initially convertible, at the option of the holder, into one share of Series A common stock and one share of Series C common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock. Each share of Series C convertible preferred stock is initially convertible, at the option of the holder, into two shares of Series C common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock.

Generally, each share of Series A and Series C convertible preferred stock will automatically convert into the applicable series of common stock if such share is transferred to a third party and such transfer is not a permitted transfer. In addition, all of the outstanding Series A and Series C convertible preferred stock will automatically convert into the applicable series of common stock at such time as the number of outstanding shares of Series A convertible preferred stock is less than 80% of the Base Amount.

Liquidation Preference

In the event of Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment with respect to any stock ranking senior to Series A convertible preferred stock or Series C convertible preferred stock, the holders of Series A convertible preferred stock and Series C convertible preferred stock will receive, before any payment or distribution is made to the holders of any common stock or other junior stock, an amount (in cash or property) equal to $.01 per share. Following payment of such amount and the payment in full of all amounts owing to the holders of securities ranking senior to Discovery’s common stock, holders of Series A convertible preferred stock and Series C convertible preferred stock will be entitled to share ratably, on an as converted to common stock basis, with the holders of Discovery’s common stock, as to any amounts remaining for distribution to such holders.

DESCRIPTION OF DEPOSITARY SHARES

General

Discovery may, at its option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by Discovery to act as depositary, under a deposit agreement between Discovery, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not a complete description of the terms of the depositary shares. You should refer to the form of the deposit agreement, Discovery’s restated charter and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with Discovery’s approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Discovery, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever Discovery redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as Discovery has paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and Discovery will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

Discovery will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Discovery will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between Discovery and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or Discovery only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with Discovery’s dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Discovery notice of its election to do so, and Discovery may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon Discovery’s appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from Discovery, that are delivered to the depositary and that Discovery is required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications Discovery delivers to the depositary as the holder of preferred stock.

Limitation of Liability

Neither Discovery nor the depositary will be liable if either of them is prevented or delayed by law or any circumstance beyond Discovery’s control in performing its obligations. Discovery’s obligations and those of the depositary will be limited to performance in good faith of its and their duties thereunder. Discovery and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Discovery and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

Discovery may issue purchase contracts, including contracts obligating holders to purchase from or sell to Discovery, and obligating Discovery to sell to or purchase from the holders, a specified number of shares of Discovery’s common stock, preferred stock or depositary shares at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units, often known as purchase units, consisting of one or more purchase contracts and beneficial interests in

•	debt securities;

•	debt obligations of third parties, including U.S. treasury securities; or

•	any other securities described in the applicable prospectus supplement or any combination of the foregoing,

securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts. The purchase contracts may require Discovery to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including without limitation by pledging their interest in another purchase contract.

The applicable prospectus supplement will describe the terms of the purchase contracts and purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

Discovery may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. Discovery may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If Discovery issues warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which Discovery will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and, the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security, depositary share, purchase contract, purchase unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, depositary shares, purchase contracts, purchase units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

Discovery may issue registered debt securities, depositary shares, purchase contracts, purchase units and warrants, and DCH and DCL may issue registered debt securities, in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, deposit agreement, purchase contract, unit agreement or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, deposit agreement, purchase contract, unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, deposit agreement, purchase contract, unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, deposit agreement, purchase contract, unit agreement or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to depositary shares, warrants, purchase contracts or purchase units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Discovery, DCH, DCL, the trustees, the warrant agents, the unit agents or any other agent of Discovery, DCH or DCL, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of internal control over financial reporting of the Eurosport International business that the registrant acquired during 2014, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.